SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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E*TRADE Financial Corporation
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of Shareholders
to Be Held May 23, 2007
----------------

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the Annual Meeting of Shareholders of E*TRADE Financial Corporation ("E*TRADE" or the "Company"), which will be held at the Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, at 10:00 a.m. local time, for the following purposes:

1.	To elect four directors to the Board of Directors;

2.	To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for 2007; and

3.	To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 2, 2007 as the record date for determining those shareholders entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

     All shareholders of record on April 2, 2007 are invited to attend the Annual Meeting. No ticket is required for admission. For security purposes, however, to gain admission to the Annual Meeting, you will be required to present identification containing a photograph and some indication that you are a shareholder. Packages and bags may be inspected and they may have to be checked at the door. In addition, other security measures may be used for the security of those attending the meeting. Please plan accordingly.

     Representation of at least a majority of all outstanding shares of Common Stock is required to constitute a quorum. For that reason, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card. We encourage you to vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account and you did not elect to receive the materials through the Internet, you may still be eligible to vote your shares electronically. Your proxy may be revoked at any time prior to the time that the polls close and the vote is tallied.

     All shareholders of record are invited to attend the meeting. Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,

George A. Hayter
Chairman of the Board

April 23, 2007
New York, New York

Shareholders Should Read the Entire Proxy Statement Carefully
Prior to Returning Their Proxy Cards
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PROXY STATEMENT
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FOR ANNUAL MEETING OF SHAREHOLDERS OF E*TRADE FINANCIAL CORPORATION

To Be Held May 23, 2007

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of E*TRADE Financial Corporation ("E*TRADE" or the "Company") of proxies to be voted at the Annual Meeting of Shareholders, which will be held at the Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, on May 23, 2007 at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the proxy card were first mailed to shareholders on or about April 23, 2007. The principal executive offices of E*TRADE are located at 135 E. 57th Street, 31st Floor, New York, New York 10022.

VOTING PROCEDURES - QUESTIONS AND ANSWERS

Who may vote and how many votes do I have?

     Common and preferred shareholders of record at the close of business on April 2, 2007 (the "Record Date") may vote. On that date there were 426,611,216 outstanding shares of our Common Stock, $0.01 par value per share (the "Common Stock").

     All of the shares of the Company's Common Stock are entitled to vote at the Annual Meeting. Shareholders of record will have one vote for each share they hold on the matters to be voted on.

How do proxies work?

     The Board of Directors is asking for your proxy. By giving the persons named your proxy, you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees and you may choose to vote your shares or to withhold your shares with respect to the other matter we are submitting to a vote of our shareholders. If you sign and return the enclosed proxy card, but do not specify how to vote, the persons named as proxies will vote your shares FOR the election of directors as described in "Proposal 1 – Election of Directors" and FOR ratification of the selection of accountants as described in "Proposal 2 – Ratification of Selection of Independent Public Accountants."

How do I vote?

     You may vote in person by attending the meeting or by proxy. If you are a shareholder of record, you may vote by proxy through the Internet, by telephone or by mail. You may follow the instructions on the proxy card or the instructions below for voting by one of these methods.

     To vote through the Internet, please visit www.ProxyVote.com web site before 11:59 p.m. ET on May 22, 2007. The Internet voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If you would like to receive future shareholder materials electronically, please enroll after you complete your voting process on www.ProxyVote.com.

     Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held in "street name" by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

     You may receive more than one proxy card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. If you hold shares through someone else, such as a bank or broker, you may also receive material from them asking how you want to vote. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible.

Can I change my vote?

     You can revoke your proxy before the time of voting at the meeting in several ways (the revocation has to be received before the meeting to be counted):

  by mailing a revised proxy dated later than the prior proxy by voting again at the Internet Web site
  by notifying our Corporate Secretary in writing that you are revoking your proxy. Our Corporate Secretary is Russell S. Elmer and he may be reached at our principal corporate offices located at 135 E. 57th Street, 31st Floor, New York, New York 10022.

     You can also revoke your proxy by voting in person at the meeting.

Who can attend the annual meeting?

     Only shareholders of record on April 2, 2007 or their duly appointed proxies and our guests may attend the meeting. Please bring some proof of share ownership with you to the meeting. A bank or brokerage account statement showing you owned Common Stock on April 2, 2007 is acceptable proof.

What constitutes a "quorum" for the meeting?

     A quorum is necessary to conduct business at the meeting. A quorum requires the presence of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You will be counted toward the quorum requirement if you have voted by proxy.

     Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How many votes are needed?

     For each director seat up for election, the nominee receiving the most votes will be elected. If two or more individuals were nominated for the same seat, the nominee with the most votes would be elected. Approval of any other item being considered requires a majority of the votes cast.

     Broadridge Financial Solutions, Inc., our independent proxy tabulator, will count the votes and act as the inspector of election for the meeting.

Who pays for the solicitation of proxies?

     The Company pays the cost of soliciting proxies. We retained Innisfree M&A Incorporated to assist with the solicitation for an estimated fee of $12,000 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes. In addition to solicitation by mail, proxies may be solicited personally or by telephone or electronic media by our regular employees.

PROPOSAL 1

ELECTION OF DIRECTORS

     Four directors are currently standing for election or re-election to the Company's Board of Directors (the "Board"). The members of the Board are grouped into three classes. One class is elected at each Annual Meeting of Shareholders, to hold office for a term beginning on the date of the election and ending on the date of the third Annual Meeting of Shareholders following the beginning of the term. New members are assigned to classes upon initial appointment so that the size of each class is as nearly equal as possible. In the event of a vacancy or addition of members to the Board, the Company's Bylaws provide that the Board has the authority to appoint a new member to fill the position. Further, the Company's Bylaws provide that the number of directors shall be set by the Board, and that the number shall be no fewer than six and no greater than twelve, with the exact number to be determined by the Board from time to time. Effective November 7, 2006, the Board approved an increase in the number of members of the Board from nine to ten and appointed R. Jarrett Lilien, the Company’s President and Chief Operating Officer, as a new director, assigned to Class II of the Board. Mr. Lilien is standing for election by shareholders at this meeting.

     The nominees for the Board are set forth below. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for director listed below. In the event that any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director.

Nominees to Board of Directors

			If Elected, Class and
			Year of Annual
			Shareholder Meeting At
		Director	Which Director Will Next
Name	Principal Occupation	Since	Stand for Election	Age
Ronald D. Fisher	Vice-Chairman, SOFTBANK	2000	Class II	59
	Holdings, Inc.		2010
George A. Hayter	Partner, George Hayter Associates	1995	Class II	68
			2010
R. Jarrett Lilien	President and Chief Operating	2006	Class II	45
	Officer, E*TRADE Financial		2010
	Corporation
Donna L. Weaver	Chairman, MxSecure, Inc.	2003	Class II	63
			2010
____________________

     Ronald D. Fisher has been a director of the Company since October 2000. Mr. Fisher is Vice-Chairman of SOFTBANK Holdings, Inc. ("SOFTBANK"), where he oversees all of SOFTBANK's activities outside of Asia, and a managing partner of SOFTBANK Capital. He joined SOFTBANK in October of 1995. Mr. Fisher serves as a director of SOFTANK Corporation, Japan and GSI Commerce, a publicly-traded developer and operator of e-commerce businesses. Mr. Fisher received a bachelor of commerce degree from the University of Witwatersrand, South Africa and master of business administration from Columbia University. Mr. Fisher is a member of the Compensation Committee.

     George A. Hayter has been a director of the Company since December 1995 and Chairman of the Board since 2003. Mr. Hayter has been a partner of George Hayter Associates, a consulting firm, since 1990, providing guidance to emerging stock exchanges. From 1976 to 1990, he served with the London Stock Exchange, with responsibility for information and trading systems. Mr. Hayter serves as a director of Surfcontrol, PLC, a London Stock Exchange listed specialist software provider. He received a master of arts in natural sciences from Queens'

College, Cambridge, England. In addition to his role as Chairman of the Board, Mr. Hayter is a member of the Nominating and Corporate Governance Committee.

     R. (Robert) Jarrett Lilien has been the President and Chief Operating Officer of the Company since 2003, and a director of the Company since November 2006. Mr. Lilien has broad responsibility for the tactical execution of all of the Company's global business strategies. Prior to joining the Company in 1999, Mr. Lilien spent ten years as the Chief Executive Officer of TIR (Holdings) Limited ("TIR"), which the Company acquired in August 1999. Prior to TIR, Mr. Lilien held positions at Paine Webber and Autranet, a division of Donaldson, Lufkin & Jenrette, Inc. from 1984 through 1989. Mr. Lilien serves as a director of IL&FS Investsmart, Ltd., a diversified financial services institution in India in which the Company holds a significant investment. In connection with its investment, the Company holds the right to appoint two members to the Investsmart board of directors; Mr. Lilien is one of the Company’s two appointees. Mr. Lilien holds a bachelor of arts degree in economics from the University of  Vermont. Mr. Lilien is not a member of any of the committees of the Board.

     Donna L. Weaver has been a director of the Company since April 2003. Ms. Weaver is the Chairman of MxSecure, Inc., an internet based healthcare technology company. Ms. Weaver has served as a director on several boards, including Hancock Fabrics, Inc., where she currently serves as a member of its audit committee, its compensation committee and is Chair of its corporate governance and nominating committee. A Certified Management Accountant currently in an “inactive” status, Ms. Weaver received a bachelor of science degree from the University of Arizona and a master of science and management from the Stanford Graduate School of Business. Ms. Weaver is the chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

Directors Not Standing for Election

     The members of the Board of Directors who are not standing for election at this year's Annual Meeting are set forth below.

			Class and Year of Annual
		Director	Shareholder Meeting at
Name	Principal Occupation	Since	Which Term Will Expire	Age
Daryl G. Brewster	Chief Executive Officer, Krispy	2004	Class I	49
	Kreme Doughnuts, Inc.		2008
Mitchell H. Caplan	Chief Executive Officer, E*TRADE	2003	Class I	49
	Financial Corporation		2008
Michael K. Parks	Managing Director, Leveraged	2003	Class III	47
	Finance Group, Trust Company of		2009
	the West
C. Cathleen Raffaeli	Managing Partner, The Hamilton	2003	Class I	50
	White Group, LLC		2008
Lewis E. Randall	Private Investor	1982	Class III	65
			2009
Stephen H. Willard	Chief Executive Officer, Flamel	2005	Class III	46
	Technologies S.A.		2009

     Daryl G. Brewster has been a director of the Company since October 2004. Mr. Brewster is currently the Chief Executive Officer of Krispy Kreme Doughnuts, Inc., a position he has held since March 7, 2006. Prior to that time, Mr. Brewster was Group Vice President and President, Snacks and Cereal, of Kraft Foods, Inc. He began with Nabisco (which was acquired by Kraft in 2000) in February 1996. Prior to joining Nabisco, he served as Managing Director, Campbell's Grocery Products Ltd. – UK; Vice-President, Campbell's Global Strategy and International Marketing and Business Director, Campbell's U.S. Soup. Mr. Brewster received a bachelor of arts degree from the University of Virginia and a master of business administration degree from the University of North Carolina, Chapel Hill. Mr. Brewster is a member of the Compensation Committee and the Audit Committee.

     Mitchell H. Caplan has been the Chief Executive Officer and a director of the Company since January 2003. He is also the Chairman of the Board of ETB Holdings, Inc. (the holding company for E*TRADE Bank) and E*TRADE Bank. Mr. Caplan previously served as Vice Chairman of the board of directors, President and Chief

Executive Officer of Telebanc Financial Corporation and Telebank, a federally chartered savings bank, which were acquired by the Company in January of 2000. Mr. Caplan received a bachelor of arts degree from Brandeis University and a juris doctorate and a master of business administration degree from Emory University. Mr. Caplan is not a member of any of the committees of the Board.

     Michael K. Parks has been a director of the Company since April 2003. Mr. Parks is a Managing Director, Leveraged Finance Group, of Trust Company of the West. From 1993 to 2000, he held various executive level positions at Aurora National Life Assurance Company ("Aurora"), a privately owned life insurance company, holding the positions of Chief Executive Officer, president and Chief Investment Officer from 1996 to 2000. From 1981 to 1992, he held various positions at Salomon Brothers Inc., including the position of Director, Financial Buyers/Leveraged Finance from 1990 to 1992. Mr. Parks also serves as a director of El Paso Electric Company, a publicly traded company; and Aurora. Mr. Parks received a bachelor of arts degree from Haverford College. Mr. Parks is the chair of the Audit Committee and a member of the Compensation Committee.

     C. Cathleen Raffaeli has been a director of the Company since April 2003. Ms. Raffaeli is a managing partner of The Hamilton White Group, LLC, an advisory group providing support for strategic partnering, business development, and sales and marketing strategy to companies in financial services growth markets and online education. From 2004 through 2006, Ms. Raffaeli was the Chief Executive Officer and President of Cardean Learning Group (formerly Unext, Inc.), a privately held company that develops and delivers innovative online education using advances in cognitive science and technology. Prior to 2004, she was a managing partner of The Hamilton White Group, LLC, the position to which she returned in 2006. Ms. Raffaeli serves as a director of American Home Mortgage Holdings, Inc. Ms. Raffaeli received a bachelor of science degree from the University of Baltimore and a master of business administration degree from New York University. Ms. Raffaeli is the chair of the Compensation Committee.

     Lewis E. Randall has been a director of the Company since 1982. Mr. Randall is a private investor with significant prior management and director experience in the technology industry. Since 2002, he has been a director of the Cato Institute in Washington, D.C. Mr. Randall received a bachelor of arts degree from Harvard University. Mr. Randall is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

     Stephen H. Willard has been a director of the Company since April 2005 and the Vice-Chairman of the Board since December 2006. Mr. Willard is the Chief Executive Officer of Flamel Technologies S.A. ("Flamel Technologies"), a biopharmaceutical company. Mr. Willard previously served as Associate Director of Resolutions of the Federal Deposit Insurance Corporation ("FDIC"), where he was responsible for management and resolution of troubled banks with assets in excess of $1 billion. He has also worked as an investment banker and as an attorney in private practice. Mr. Willard serves on the board of directors of Flamel Technologies. From June 2000 until joining the Company's Board, Mr. Willard served as an independent member of the board of directors of ETB Holdings, Inc. and E*TRADE Bank. Mr. Willard received a bachelor of arts degree from Williams College and a juris doctorate from Yale Law School. In addition to his role as Vice-Chairman of the Board, Mr. Willard is a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company (the "Board") held a total of nine meetings during 2006 and acted twice by written consent. Each current director attended at least 75% of the aggregate of the total number of meetings of (i) the Board and (ii) the committees of the Board on which he or she served. Our non-management directors meet in executive session without management; at a minimum, these executive sessions occur at each of the four regularly scheduled quarterly Board meetings. The Chairman of the Board, George Hayter, leads these meetings. Communications to the Board, the Chairman of the Board, the non-management directors or any other director may be sent to: E*TRADE Financial Corporation, 135 E. 57th Street, 31st Floor, New York, New York 10022, Attention: Russell Elmer, Corporate Secretary. We do not have a formal policy regarding director attendance at our annual shareholder meeting, and five of our nine directors attended the 2006 Annual Meeting of Shareholders.

     During 2006, the Board had an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee met the independence requirements of both the New York Stock Exchange and the NASDAQ Global Select Market ("NASDAQ"). The charters of each of these committees, as well as our Code of Professional Conduct and Corporate Governance Guidelines, are available on our website at www.etrade.com. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, 135 E. 57th Street, 31st Floor, New York, New York 10022, Attention: Russell Elmer, Corporate Secretary. We intend to post on our website any amendments to our Code of Professional Conduct, as well as any waivers from the Code of Professional Conduct for directors or executive officers (including our chief accounting officer and controller and anyone else performing similar functions) within five business days of the date of any amendment or waiver. The information on our website is not a part of this Proxy Statement. The committees of the Board, their members during 2006, their primary responsibilities and the number of times the committees met or took action by way of written consent during 2006 are described below.

Number of Meetings
(including actions by
Committee	Members During 2006	Primary Responsibilities	written consent)
Audit	Michael Parks	Reviews the results of the Company's	11 meetings and no
Committee (1)	(Chair)	annual audits and quarterly reviews and	actions by written consent
	Daryl Brewster	meets with the Company's independent
	Lewis Randall	accountants to review the Company's
	Donna Weaver	internal controls and financial
	Stephen Willard	management practices. See the Audit
Committee Charter attached as Appendix
A hereto.
Compensation	Cathleen Raffaeli	Recommends to the Board of Directors	7 meetings and 2 actions
Committee	(Chair)	the compensation arrangements for the	by written consent
	Daryl Brewster	Company's senior executives and
	Ronald Fisher	oversees administration of the 2005
	Michael Parks	Equity Incentive Plan, the 1996 Stock
	Stephen Willard	Incentive Plan, the 2002 Stock Purchase
Plan and the Company's 401(k) Plan.
This Committee also reviews the
performance of the Chief Executive
Officer and the members of the
Company's senior management team at
least annually.

Number of Meetings
(including actions by
Committee	Members During 2006	Primary Responsibilities	written consent)
Nominating	Donna Weaver	Oversees the Company's corporate	7 meetings and no actions
and Corporate	(Chair)	governance practices to ensure that the	by written consent
Governance	George Hayter	Board and the Company's senior
Committee	Lewis Randall	management teams act in conformity
	Stephen Willard	with the standards of good corporate
governance. This Committee also leads
any search for new board members. The
Committee also leads the Board’s
succession planning activities.

(1)	The Board has determined that each of Mr. Parks and Mr. Willard is an "audit committee financial expert" within the meaning of applicable regulations under the Securities Exchange Act. No member of the Audit Committee serves on the audit committees of more than one other public company.

Director Independence

     The Board has adopted categorical standards to assist in its evaluation of the independence of directors. The categorical standards describe various types of relationships that could exist between a Board member and the Company and sets thresholds at which such relationships would be deemed to be material in the determination of a director's independence. Although any director who meets the independence criteria of the New York Stock Exchange (through December 26, 2006) or NASDAQ (from and after December 27, 2006) and the Board's own categorical standards (as well as Rule 10A-3(b) of the Securities Exchange Act in the case of Audit Committee members) will be presumed to be independent, the Board may make a decision to the contrary based on its review of any other relevant factors. The Board's categorical standards are as follows:

     1. A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services is still presumed independent if such payments were less than the greater of 5% of such other entity's gross consolidated revenues for such fiscal year and $200,000.

     2. A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year is still presumed independent if the indebtedness is in an amount less than the greater of 5% of such other entity's total consolidated assets at the end of such fiscal year and $200,000.

     3. A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year is still presumed independent if the total billings for such services were less than the greater of 5% of the law firm's gross revenues for such fiscal year and $200,000.

     4. A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year is still presumed independent if the total compensation received for such services was less than the greater of 5% of the investment banking firm's consolidated gross revenues for such fiscal year and $200,000.

     After a review of all relevant factors and applying these categorical standards and the independence criteria of NASDAQ, the Board has determined that Mr. Hayter, Mr. Brewster, Mr. Fisher, Mr. Parks, Ms. Raffaeli, Mr. Randall, Ms. Weaver and Mr. Willard are each independent. None of these individuals has any relationship with the Company other than being a director and shareholder. Mr. Caplan and Mr. Lilien, each an employee of the Company, are not independent, and neither Mr. Caplan nor Mr. Lilien serves on any committees of the Board. As a result, the Board has also determined that each member of the Company's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent.

Identifying and Evaluating Director Nominees

     The Nominating and Corporate Governance Committee uses various methods to identify director nominees. The Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board and the particular needs of the Board, considering skill sets required and whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other parties. There is not currently any active search being conducted. All candidates are evaluated based on a review of the individual's qualifications, skills, independence and expertise, including the criteria included in our Corporate Governance Guidelines and the Board's desire to draw on diverse perspectives and expertise in conducting its work.

Nominations by Shareholders

     The Nominating and Corporate Governance Committee will consider director candidates submitted by any shareholder who has continuously held at least 5% of our voting securities (either directly or as part of a group) for at least one year and is not a competitor. Such recommendations must be mailed to: 135 E. 57th Street, 31st Floor, New York, New York 10022, Attention: Russell Elmer, Corporate Secretary. Such recommendations should be accompanied by (i) evidence of the shareholder's stock ownership over the last year, (ii) a statement that the shareholder is not a competitor of the Company, (iii) a resume and contact information for the director candidate, as well as a description of the candidate's qualifications, and (iv) a statement whether the candidate has expressed interest in serving as a director. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by shareholders as it does for candidates proposed by other parties. The Nominating and Corporate Governance Committee will consider such candidacy and will advise the recommending shareholder of its final decision.

DIRECTOR COMPENSATION

     Directors are compensated only through the payment of cash retainers and meeting fees, an annual grant of options to purchase 20,000 shares and an annual grant of restricted stock with a value on the date of grant equal to the Annual Board Retainer paid to the board member (ie, $75,000 for the Chairman and $25,000 for all other members). The restricted stock grant is not intended to, and does not, provide directors with a value equal to any additional annual retainer for service as a Committee chair.

     Cash Compensation.

     The cash fees paid to directors in 2006 were according to the following schedule:

Annual Board Retainer for Chairman	$75,000
Annual Board Retainer for All Other Members	$25,000
Additional Annual Retainer for Each Committee Chairperson	$10,000
Each Board Meeting Attended or Action by Written Consent	$2,500
Each Committee Meeting Attended by the Chairman of the Board	$2,500
Each Committee Meeting Attended as Chairperson or Action by Written Consent	$2,500
Each Committee Meeting Attended as Member or Action by Written Consent	$2,000

     The Chairman of the Board receives a larger annual retainer fee and meeting fees because the responsibilities and time requirements for this position are more inclusive. In addition to his regular duties, the Chairman has led extensive changes to the corporate governance practices of the Board and ongoing monitoring of those practices to ensure their effectiveness. In addition, the Chairman is invited to participate in all meetings of the Board's various committees. The Board regularly reviews the compensation structure for the Chairman to ensure it remains appropriate for the responsibilities and time requirements.

     In December 2006, the Board appointed Stephen H. Willard, a board member, to the position of Vice-Chairman of the Board. Compensation for this position, which became effective January 1, 2007, is identical to that of regular members of the Board, with the exception that the Vice-Chairman receives an additional annual retainer of $10,000 (identical to that of a Committee chairperson) and receives $2,500 for each meeting or action by written consent of the Nominating and Corporate Governance Committee. The additional annual retainer and increased fees were not paid to Mr. Willard for service or meetings attended in 2006.

     All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board. Directors do not participate in any other benefit plan (including pension or deferred compensation plan) or receive perquisites. Mitchell Caplan and Jarrett Lilien, the directors who are employed by the Company, receive no compensation for services rendered as a director.

     Equity Compensation

     Each non-management director also receives stock options pursuant to the automatic option grant provisions of the Company's shareholder-approved 2005 Equity Incentive Plan (the "2005 Plan"). On the date of each Annual Meeting of Shareholders, each non-management director who has been serving as a Board member for at least six months prior to the annual meeting automatically receives an option to purchase 20,000 shares of the Company's common stock with an exercise price equal to the fair market value of the Company's common stock on the date of grant (measured as the average of the high and low of the price of the Company’s common stock on the date of grant). During 2006, accordingly, on May 25, 2006, each of the then Board members other than Mr. Caplan received an option to purchase 20,000 shares of the Company's Common Stock at an exercise price of $23.515 per share. Each automatic option grant has a term of 10 years, subject to earlier termination following the director's cessation of Board service, and becomes vested and exercisable over two years in two equal annual installments. Each outstanding option vests immediately upon (i) certain changes in the ownership or control of the Company; or

(ii) the death of the director while serving as a Board member.

     In addition, on the date of each Annual Meeting of Shareholders, each non-management director receives a grant of restricted stock with a fair market value on the date of grant (measured as the average of the high and low of the price of the Company’s common stock on that date) equal to the amount of the Annual Board Retainer that he or she receives for work on the Board. The director's right to retain these shares vests over two years in two equal annual installments. Each grant vests immediately upon (i) certain changes in the ownership or control of the Company, or (ii) the death of the director while serving as a Board member. On May 25, 2006, based on the then fair market value of $23.515 per share, Mr. Hayter received a grant of 3,189 shares (with an aggregate fair market value of $75,000 – equal to his Annual Board Retainer as Chair of the Board); and each of Mssrs. Brewster, Fisher, Parks, Randall, Willard and Mmmes. Raffaeli and Weaver received a grant of 1,063 shares (each with an aggregate fair market value of $25,000 – equal to their Annual Board Retainer. No additional or greater restricted stock grants were made to any member for service as a Committee Chair or, in the case of Mr. Willard, for service as Vice Chairman.)

Director Compensation Table

     During 2006, each member of the Board of Directors received the following compensation:

	Fees
	Earned or	Stock	Option
	Paid in	Awards	Awards
	Cash	($) (2) (3)	($) (4) (5)	Total
Name	($) (1)	(6)	(6)	($) (7)
George A. Hayter	$160,000	$78,746	$98,406	$337,152
Daryl G. Brewster	$90,500	$21,985	$111,222	$223,707
Ronald D. Fisher	$65,500	$21,985	$98,406	$185,891
Michael A. Parks	$99,000	$21,985	$98,406	$219,391
C. Cathleen Raffaeli	$82,500	$21,985	$98,406	$202,891
Lewis E. Randall	$86,000	$21,985	$98,406	$206,391
Donna L. Weaver	$102,000	$21,985	$98,406	$222,391
Stephen H. Willard	$106,500	$21,985	$73,880	$202,365

(1)	The cash fees set forth in this column are based on the compensation policy described above and reflect the following payments to each director plus the Annual Board Retainer and Committee Chair Retainer:

					Compensation
			Board		Committee
			Meetings		Meetings	Nominating
			(including		(including	and Corp.
	Annual	Committee	Actions by	Audit	Actions by	Governance	Total
	Board	Chair	Written	Committee	Written	Committee	Meeting
Director	Retainer	Retainer	Consent)	Meetings	Consent	Meetings	Fees
Hayter (Chairman)	$75,000	N/A	8 meetings 2 consents	11 meetings	7 meetings	6 meetings	$85,000
Brewster	$25,000	N/A	9 meetings 2 consents	11 meetings	6 meetings 2 consents	N/A	$65,500
Fisher	$25,000	N/A	7 meetings 2 consents	N/A	7 meetings 2 consents	N/A	$40,500
Parks	$25,000	$10,000	7 meetings 2 consents	11 meetings	5 meetings 2 consents	N/A	$64,000
Raffaeli	$25,000	$10,000	9 meetings 1 consent	N/A	7 meetings 2 consents	N/A	$47,500
Randall	$25,000	N/A	8 meetings 2 consents	11 meetings	N/A	7 meetings	$61,000
Weaver	$25,000	$10,000	9 meetings 2 consents	11 meetings	N/A	7 meetings	$67,000
Willard	$25,000	N/A	9 meetings 2 consents	11 meetings	7 meetings 2 consents	7 meetings	$81,500

(2)	Amounts reported in this column constitute the compensation cost recognized in 2006 of all outstanding and unvested stock awards for the director, calculated in accordance with the Company’s valuation under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R), for purposes of its financial statement reporting. The valuation shown in this column is based on the grant date fair value of each award determined pursuant to FAS 123R. In addition to stock awards granted during 2006, this amount includes expense from stock awards granted during 2005.

(3)	As discussed above, on May 25, 2006, the date of the 2006 Annual Meeting of Shareholders, each non-employee director received a stock award with a full grant date fair value equal to the Annual Board Retainer received by the director. Thus, Mr. Hayter received a stock award of 3,189 shares with a full grant date fair value of $75,000 and each of Messrs. Brewster, Fisher, Parks, Randall and Willard and Mmes. Raffaeli and Weaver received a stock award of 1,063 shares with a full grant date fair value of $25,000.

(4)	Amounts reported in this column constitute the compensation cost recognized in 2006 of all outstanding and unvested option awards for the director, calculated in accordance with the Company’s valuation methods under FAS 123R, for purposes of its financial statement reporting. In addition to the options granted during 2006, this amount includes expense from options granted during 2005 and 2004. The valuation shown in this column is based on the grant date fair value of each outstanding award for which expense was recognized in 2006, determined pursuant to FAS 123R, using a Black-Scholes pricing model with assumptions made as more fully described in Note 22 of the financial statement footnotes in the Company’s Form 10-K filed March 1, 2007.

(5)	As discussed above, on May 25, 2006, the date of the 2006 Annual Meeting of Shareholders, each director received a grant of 20,000 stock options. Applying the valuation methodology utilized by the Company under FAS 123R, but eliminating from that calculation any estimate of forfeitures related to service-based vesting conditions, the full grant date fair value of each award is $180,376.

(6)	As of December 31, 2006, Mr. Hayter held an aggregate of 3,189 unvested stock awards and each of Messrs. Brewster, Fisher, Parks, Randall and Willard and Mmes. Raffaeli and Weaver held an aggregate of 1,063 unvested restricted stock awards. As of December 31, 2006, each director, with the exception of Mr. Willard, held an aggregate of 30,000 unvested stock options. Mr. Willard held an aggregate of 31,250 unvested stock options, due to his holding 1,250 unvested stock options granted to him when he served as a director of E*TRADE Bank.

(7)	There are no compensation or benefit programs available for directors other than the cash fees, restricted stock awards and stock option awards described above. Consequently, the Company has not included columns in the Director Compensation Table for non-equity incentive plan compensation, change in pension value and non-qualified deferred compensation earnings or all other compensation, as the values for each of these items would be reported as zero.

     Policy of Equity Ownership for Board of Directors

     The Board of Directors believes that directors should hold meaningful equity ownership positions in the Company to help align the interests of directors with those of shareholders. To that end, in 2002 the Board adopted, and in 2006 modified, a policy regarding equity ownership for directors. Under that policy, directors are expected to be beneficial owners of shares of the Company's Common Stock, with a market value equivalent to at least two years' annual retainer fees (not including any additional retainer for service as a Committee Chair or Vice Chairman), within two years of joining the Board. Until a director has met this equity ownership guideline, directors are expected to hold any stock acquired by exercise of stock option or vesting of restricted stock, net of the cost of acquisition and any tax obligation.

     The Board of Directors unanimously recommends that shareholders vote FOR election of all of the above nominees as directors.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board is asking the shareholders to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for 2007. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP.

     In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors (the "Audit Committee") will consider it as a direction to select other auditors for 2007. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its shareholders.

     A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting.

Audit Fees paid to Deloitte & Touche LLP

      The aggregate fees billed by Deloitte & Touche LLP and their respective affiliates for professional services rendered in 2006 and 2005 are as follows:

		Audit-Related		All Other
	Audit Fees (a)	Fees (b)	Tax Fees (c)	Fees (d)	Total Fees
2006	$6,653,000	$464,000	$1,068,000	$----------	$8,185,000
2005	$7,666,141	$677,143	$ 780,806	$----------	$9,124,090

(a)	Audit Fees in 2006 and 2005 include fees billed for the annual audit and quarterly reviews of the Company's financial statements and the annual audit of the Company's internal control over financial reporting for the year ended December 31, 2006 and December 31, 2005, respectively. Audit Fees also include assistance and review of documents filed with the Securities Exchange Commission ("SEC"), participation at the Company's Audit Committee meetings and reviews of procedures related to other 1933 and 1934 Securities Act filings and registration statements.

(b)	Audit-Related Fees in 2006 and 2005 include fees for assistance related to mergers and acquisitions due diligence, audit assurance regarding financial accounting and reporting standards and implementation assistance for compliance with the Sarbanes-Oxley Act.

(c)	Tax Fees in 2006 and 2005 include fees for compliance and preparation of tax filings and fees for tax advice related to mergers and acquisitions and various other transactions

(d)	There were no "Other" fees in 2005 or 2006.

     All non-audit services and fees were pre-approved by the Audit Committee, either individually or by category. The Audit Committee concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

Audit Committee Pre-Approval Policies and Procedures

     Pursuant to its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. The Audit Committee charter allows the Committee to delegate its authority to pre-approve services to one or more Committee members, provided that the designees present the pre-approvals to the full Audit Committee at its next meeting.

Vote Required and Board of Directors' Recommendation

     Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker may exercise its discretionary authority to vote your shares in favor of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

     The Board of Directors unanimously recommends that shareholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for 2007.

EXECUTIVE OFFICERS OF THE COMPANY

     In addition to Mitchell H. Caplan, the Chief Executive Officer and R. Jarrett Lilien, the President and Chief Operating Officer, who are also directors of the Company, the following executive officers are not directors and serve at the discretion of the Board of Directors:

Name	Age	Current Position
Robert J. Simmons	44	Chief Financial Officer
Arlen W. Gelbard	49	Chief Administrative Officer
Dennis E. Webb	42	Division President, E*TRADE Capital Markets
Russell S. Elmer	42	General Counsel and Corporate Secretary

     Robert J. Simmons is the Chief Financial Officer of the Company, a role he has held since January 2004. Mr. Simmons joined the Company in April 2001. Mr. Simmons held positions in corporate finance at public companies including Bank of America, Oracle Corporation and Iomega Corporation. He is co-author of an article addressing financial disclosure issues titled, "Killing Trickle-Down Investor Relations with Technology." He has served as the Chairman of the Association for Financial Professionals. Mr. Simmons holds a bachelor of science degree in international business from Brigham Young University and a master of business administration from the Kellogg Graduate School of Management at Northwestern University.

     Arlen W. Gelbard is the Chief Administrative Officer of the Company, a role he has held since January 2005. In this role, Mr. Gelbard oversees all of the Company's administrative and risk functions, including internal audit, human resources, compliance, security and facilities. Mr. Gelbard is also the President of E*TRADE Bank. Prior to this role, Mr. Gelbard served as the Chief Banking Officer from April 2002 through January 2005, with the broad responsibility of overseeing the Company's global banking operations, including all deposit and lending products. Mr. Gelbard joined the Company in January 2000 when the Company acquired Telebanc Financial Corporation. Prior to joining Telebanc Financial Corporation in 1996, Mr. Gelbard was a partner of the law firm of Hofheimer, Gartlir & Gross, LLP in New York City. Mr. Gelbard holds a bachelor of arts degree in politics from Brandeis University and a juris doctorate and master of business administration from Boston University

     Dennis E. Webb is the President of the Company's E*TRADE Capital Markets Division, a role he has held since January 2005. In this role, Mr. Webb oversees all of the Company's capital markets (formerly referred to as institutional) lines of business, including both equity and fixed income capital markets, as well as the management of the enterprise balance sheet. Mr. Webb has been employed by the Company since 2000. Immediately prior to taking this role, Mr. Webb held the title of Executive Vice President, Capital Markets – Banking. Mr. Webb has also served in the roles of Asset Liability Manager, Head of Whole Loan Secondary Markets and President of E*TRADE Global Asset Management, Inc. Prior to joining the Company, Mr. Webb was employed for five years by AllFirst Financial, Inc. as Senior Vice President of Asset Liability Management. Mr. Webb holds a bachelor of arts degree in accounting information systems from Virginia Polytechnic Institute and State University and a master of business administration from Johns Hopkins University.

     Russell S. Elmer is the General Counsel to and Corporate Secretary of the Company, a role he has held since 2001. He served as Assistant General Counsel to the Company before becoming an executive officer. Prior to joining the Company in 2000, he was a partner at the law firm of Gray Cary Ware and Freidenrich, LLP (currently known as DLA Piper Rudnick Gray Cary). Mr. Elmer holds a bachelor of arts degree in political science and international relations from Stanford University and a juris doctorate from the Boalt Hall School of Law, University of California, Berkeley.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 1, 2007 by (i) each director; (ii) each executive officer listed in the Summary Compensation Table; (iii) all current directors and executive officers as a group; and (iv) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

	Number of Shares	Percent of
	of Common Stock	Common Stock
Name and Address of Beneficial Owner (18)	Beneficially Owned	Beneficially Owned (1)
DIRECTORS AND EXECUTIVE OFFICERS:
Mitchell H. Caplan (2)	5,551,386	1.30%
R. (Robert) Jarrett Lilien (3)	3,541,586	*
Arlen W. Gelbard (4)	1,294,632	*
Robert J. Simmons (5)	535,121	*
Dennis Webb (6)	969,760	*
Daryl G. Brewster (7)	32,645	*
Ronald D. Fisher (8)	191,237	*
George A. Hayter (9)	419,644	*
Michael K. Parks (10)	58,084	*
C. Cathleen Raffaeli (11)	55,584	*
Lewis E. Randall (12)	1,459,749	*
Donna L. Weaver (13)	55,845	*
Stephen H. Willard (14)	81,395	*
All directors and current executive officers as a
group (14 persons) (15)	15,429,411	3.61%
5% SHAREHOLDERS:
T. Rowe Price Associates, Inc. (16)	35,610,909	8.33%
100 E. Pratt Street
Baltimore, MD 21202
Wellington Management Company, LLP (17)	41,996,969	9.83%
75 State Street
Boston, MA 02109

* Less than 1%

(1)	Based on 427,384,762 shares outstanding on March 1, 2007. Shares of Common Stock subject to options that are exercisable within 60 days of March 1, 2007 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(2)	Includes 494,422 shares held by Caplan Associates and 848,522 shares of unvested restricted Common Stock subject to the Company's right of repurchase. Also includes 3,371,523 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2007.

(3)	Includes 17,102 shares held by the Piston Share Ownership Trust under agreement dated November 15, 1991 and 1,056 shares held as custodian for a minor child. Also includes 636,711 shares of unvested restricted Common Stock subject to the Company's right of repurchase. Also includes 2,588,629 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 1, 2007.

(4)	Includes 289,742 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 915,033 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 1, 2007.

(5)	Includes 186,339 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 337,598 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 1, 2007.

(6)	Includes 165,582 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 784,049 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 1, 2007.

(7)	Includes 1,063 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 30,000 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 1, 2007.

(8)	Includes 1,063 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 168,592 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2007.

(9)	Includes 3,189 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 150,348 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2007.

(10)	Includes 1,063 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 52,939 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2007.

(11)	Includes 1,063 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 52,939 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2007.

(12)	Includes 637,100 shares held by Lewis or Martha Randall, as Trustees of the Lewis E. and Martha E. Randall Living Trust dated August 16, 1984. Includes 220,000 shares held solely by Mr. Randall's wife. Mr. Randall disclaims beneficial ownership of such shares. Also includes 1,063 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 130,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2007.

(13)	Includes 1,063 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 30,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2007.

(14)	Includes 1,063 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 78,750 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2007.

(15)	Includes the information in the notes above, as applicable. Also includes an additional 152,172 shares of unvested restricted Common Stock subject to the Company's right of repurchase and an additional 1,008,813 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2007, which restricted shares and options are held by current executive officers of the Company who are not identified in the table above.

(16)	As disclosed in its Schedule 13GA as filed with the Securities and Exchange Commission on February 13, 2007. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(17)	As disclosed in its Schedule 13GA as filed with the Securities and Exchange Commission on February 14, 2007.

(18)	Unless otherwise noted, all addresses are c/o E*TRADE Financial Corporation, 135 E. 57th Street, 31st Floor, New York, New York 10022.

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors

     The Compensation Committee is responsible for establishing and administering compensation programs for the senior executives of the Company (defined in the Committee's Charter as those individuals designated as Section 16 Officers and executives referred to internally as members of the "Officer Team" or the equivalent), including those programs in which the Company's Named Executive Officers participate. However, while the Compensation Committee is responsible for reviewing the Chief Executive Officer's ("CEO") compensation and making recommendations to the full Board, the independent members of the full Board, acting as a group, retain the exclusive authority to take any action affecting the compensation of the CEO.

     The Compensation Committee has five members: Cathleen Raffaeli, the Chairperson; Daryl Brewster, Ronald Fisher, Michael Parks and Stephen Willard. Ms. Raffaeli, the Chairperson, is the managing partner of The Hamilton White Group, an advisory group providing support for strategic partnering, business development, and sales and marketing strategy to companies in financial services growth markets and online education. Mr. Brewster is the chief executive officer of Krispy Kreme Donuts, Inc. Mr. Fisher is the Vice-Chairman of SOFTBANK Holdings, Inc. ("SOFTBANK"). While SOFTBANK was formerly a significant shareholder of the Company, SOFTBANK no longer holds any equity interest in the Company and has not held such an interest during any of the past three years. Mr. Parks is a Managing Director, Leveraged Finance Group, of Trust Company of the West. While certain affiliated entities of Trust Company of the West have held certain of the Company’s equity and debt instruments, Mr. Parks does not direct any such investment for those entities. Mr. Willard is the chief executive officer of Flamel Technologies, S.A. Except as otherwise mentioned above, the Company has no business relationship with any member of the Committee (or his or her employer) other than as a director of the Company and a customer. Because none of the members of the Compensation Committee has any relationship with the Company that would jeopardize their independence of judgment, including any relationship described in applicable independence standards promulgated under statute, exchange rules or Company guidelines, each member of the Compensation Committee has been found to be independent.

     As described above, the Compensation Committee met seven times and acted by written consent on two occasions in 2006. Awards of equity compensation, including stock options, were made in connection with a regularly scheduled quarterly meeting of the Board and its Committees. The Company does not have, nor does it intend to have, any program, plan or practice to time equity awards to executives in coordination with the release of material non-public information. Neither did the Company, nor does the Company intend to, time the release of any material non-public information for the purpose of affecting the value of executive compensation.

The Company’s Compensation Philosophy

     The Company operates its business in an industry and in geographic areas in which the demand for top level executive talent is extremely high. Consequently, the Company strives to provide competitive compensation, using both annual and long term incentives as tools to retain senior talent and to optimize their performance. To determine whether its compensation programs are competitive, the Compensation Committee considers publicly available data concerning programs offered by other companies in relevant markets and consults with experts in executive compensation to obtain insight into trends in the field.

     The Compensation Committee has full authority to retain any consultant(s) it deems appropriate and has done so, retaining Frederick W. Cook & Co., Inc. (“F.W. Cook & Co.”), its independent compensation consultant. F.W. Cook & Co. provides no other services to the Company of any kind, and the Committee is comfortable that its work is independent and objective. While the Compensation Committee and the Board have ultimate authority to establish compensation, the Committee does work with the Company’s management, led by the CEO, in an effort to ensure that programs will be as effective as possible to meet the Committee’s objectives of retaining and motivating executive officers and rewarding desired performance. The Company’s management has also retained compensation consultants, Johnson Associates, Inc., to assist management in gathering and evaluating relevant market data and industry trends in compensation arrangements. Johnson Associates, Inc. provides no other services to the Company of any kind. While the Compensation Committee receives input from both F.W. Cook & Co. and Johnson Associates, Inc. in evaluating proposed compensation arrangements, the Committee ultimately makes its own determinations and may accept or reject any recommendation from consultants or the Company’s management.

     In general, the Company strives to establish a compensation program for executive officers that is heavily weighted toward incentives for strong financial performance. The primary elements of the compensation program include a base salary, an opportunity to receive payments under the non-equity based performance plan and three possible “tiers” of equity compensation, which include awards of restricted stock and stock options. Each of the elements is discussed in more detail below.

     The Company strives to establish base salaries that are competitive in the market and to provide moderate benefits and perquisites. The Company does not sponsor any defined benefit retirement plan or supplemental executive retirement plan for any of its employees. While the Company does sponsor a non-qualified deferred compensation plan for senior management, the amounts in a participating executive’s plan account consist solely of the deferred portion of his or her salary or non-equity incentive plan payments (as elected by the executive) and the market return on the deferred amounts. A participating executive may request his or her deferred payments to be invested in certain third party mutual funds that are “wrapped” by company-owned life insurance policies. The Company pays the premiums for these life insurance policies and the Company is the beneficiary of all policies. The proceeds generated by these life insurance policies are used to fund the Company’s obligations under the non-qualified deferred compensation plan. The Company does not guaranty any level of returns on an executive’s investments in the plan and does not provide any “matching” or “top-up” contributions.

     Beyond this, there is significant variation in incentive pay based on the results of the Company’s performance, with individual performance having an influence in all of the Committee’s determinations. The Company strives to establish aggressive pre-determined performance goals for incentive pay, and if performance goals are met, compensation opportunities are commensurate with performance achieved. The performance goals are firm-wide goals, with the intent to foster a team approach to the management of the business to avoid the risk that decisions could be made to benefit a particular business unit to the cost of the overall enterprise, with business unit and individual performance playing a significant factor in any exercise of negative discretion.

Comparator Group

     Targets for total compensation for the Company’s executive officers is set by reference to a benchmark of companies that the Compensation Committee has determined are comparable to the Company based on their business model and their size (the “Comparator Group”). The compensation consultants (F.W. Cook & Co. and Johnson Associates, Inc.) assisted the Compensation Committee in establishing the Comparator Group and by gathering publicly available information regarding total compensation and compensation programs provided to executives at the component companies in the Comparator Group. For 2006, the Comparator Group primarily consisted of similarly sized retail brokerage firms and super regional banks. The companies in the Comparator Group for 2006 were: A.G. Edwards, Inc., Ameritrade Holding Corp. (now known as TD Ameritrade Holding Corporation), Associated Banc-Corp, Charles Schwab Corporation, Compass Bancshares, Inc., First Horizon National Corporation, Instinet Group, Inc., Jefferies Group, Inc., Legg Mason, Inc., Marshall & Ilsley Corporation, North Fork Bank, Piper Jaffray Companies, Raymond James Financial and Zions Bancorporation. The Company’s market capitalization is somewhat above the median of the market capitalizations of other members of the Comparator Group. In determining targets for total compensation for executives, the Compensation Committee worked with the compensation consultants (F.W. Cook & Co. and Johnson Associates, Inc.) to gather publicly available information regarding the total compensation paid to executives in the companies in the Comparator Group and set target compensation at various performance levels to meet percentile targets within the Comparator Group, as discussed more fully below.

Total Compensation Targets for 2006

     Incentive compensation for the Named Executive Officers is administered through a non-equity compensation plan, known as the “Executive Bonus Program” and an equity compensation plan, known as the “2005 Equity Incentive Plan.” Each of these plans was ratified and approved by shareholders in 2005 and are performance based compensation programs for purposes of Section 162(m) of the Internal Revenue Code. For 2006, the Compensation Committee and the Board established total maximum target payments under the plans to be: 2.5 percent of the Company’s net income for the CEO; 1.75 percent of net income for the President and Chief

Operating Officer (“President and COO”); and 1.0 percent of net income for each of the other Named Executive Officers. These targets were selected based on their comparability to general industry practice for Section 162(m) incentive plans (rather than a specific reference to the Comparator Group, since this level of detailed information was not publicly available), both in establishing individual targets for chief executive officers and in creating a total compensation pool for the senior management team. A portion of the total payment takes the form of stock options or restricted stock, a certain amount of which will vest only if performance metrics are met. Although these targets were established under the plans, as discussed in additional detail below, the Compensation Committee and Board retained the right to (and, in making incentive awards in 2006 and early 2007, did) exercise negative discretion to reduce the actual payment to any or all of the participants under the plan below the established target levels so that payments would fall at approximately the fiftieth, seventy-fifth or the ninetieth percentiles of the Comparator Group based on the Company's performance against the established earnings per share and net revenue targets and other individual and business unit factors.

     In exercising its negative discretion, the Committee set three targets for total compensation for the executive officers based on Company performance. The three target levels were referred to as the “good,” “very good” and “exceptional” levels based on performance against two metrics: earnings per share (“EPS”) and net revenue. These metrics were selected because EPS is the metric that most directly relates to the Company’s valuation (with market capitalization generally expressed as a multiple of expected forward earnings per share) and net revenue is the metric that most directly reflects the growth of the business and acceptance of the business strategy by consumers.

     The “good”, “very good” and “exceptional” performance levels were set based on expected growth levels for earnings per share and net revenue for 2006 over 2005. These growth rates were also generally the basis for the guidance for expected 2006 performance the Company communicated to investors on December 14, 2005. Actual performance for 2005 was EPS of $1.12 per share and net revenue was $1.7 billion. The “good” performance level was set at EPS of $1.25 and net revenue of $2.2 billion, which corresponded to a growth rate of 10 percent in EPS and nearly 30 percent in net revenue. This also corresponded to the low point of the guidance range (ie, EPS of $1.25 and net revenue of $2.2 billion). The “very good” performance level was set at EPS of $1.33 and net revenue of $2.3 billion, which corresponded to a growth rate of approximately 18 percent in EPS and approximately 35 percent in net revenue. This corresponded to the midpoint of the guidance range (ie, EPS of $1.33 and net revenue of $2.3 billion). The “exceptional” performance level was set at EPS of $1.43 and net revenue of $2.46 billion, which corresponded to a growth rate of approximately 27 percent in EPS and approximately 44 percent in net revenue. This was above the high point of the guidance range (ie, EPS of $1.40 and net revenue of $2.4 billion). Earnings per share (“EPS”) was “weighted” to constitute seventy-five percent of the performance criteria while net revenue (which is determined as the Company’s revenue less interest expense) was “weighted” to constitute twenty-five percent of the performance criteria. These levels were chosen to reflect the fact that the Company’s valuation is more directly correlated to EPS than revenues. If performance is below the “good” performance level, total compensation for executive officers is targeted to be below the fiftieth percentile of the Comparator Group. At the “good” performance level, the Committee sought to establish total compensation for executive officers at roughly the fiftieth percentile of the Comparator Group. The Committee set compensation at this level because the “good” performance level represented annual growth rates thought to be at least the median level for the comparator group. At the “very good” performance level, total compensation for executive officers would fall at roughly the seventy-fifth percentile of the Comparator Group. Performance at this level was thought to appropriately be at approximately the seventy-fifth percentile of the comparator group. Should performance reach the highest level, called the “exceptional” level, total compensation for executive officers could fall well above the seventy-fifth percentile of the Comparator Group, approaching the ninetieth percentile. As discussed above, performance at the “exceptional” level would represent annual growth of over 25 percent for EPS and over 44 percent for net revenue, which was expected to be well above the seventy-fifth percentile of performance (and approaching the ninetieth percentile) for the Comparator Group. In the event that actual EPS or net revenue performance fell between established target points for two different performance levels, compensation would be awarded at a level that is interpolated to reflect that actual performance fell between the two levels.

     To arrive at a total compensation goal, the Committee utilized both cash compensation instruments (in the form of base salary and non-equity incentive plan payments) and non-cash compensation instruments (in the form of stock option and restricted stock awards). While no exact allocation is set between cash and non-cash compensation, the Committee generally intends that cash compensation instruments are intended to reward shorter term (annual) performance while non-cash compensation instruments are intended to reward longer term performance. Very generally, both cash and equity compensation are intended to fall roughly at the percentile level of similar compensation instruments within the Comparator Group (ie, both cash and equity compensation at the “good” level will fall at the fiftieth percentile of the Comparator Group, etc.). However, because companies use different approaches and compensation packages, the Committee does not commit to any precise levels against comparators or the Comparator Group. The Committee also intends that as the Company’s performance meets the higher target levels, a greater percentage of the total compensation will take the form of equity awards. The Committee also believes that this practice is consistent with general industry practice and that of the Comparator Group.

     While the Committee strived to establish total compensation packages that would generally meet these percentile levels against the Comparator Group, there was no guaranty that the compensation would actually meet those levels. The Committee made its decisions based on information regarding the component companies in the Comparator Group that was publicly available at the time the target levels were set and equity compensation awards were made. Once established, the Committee did not undertake to make any adjustments to compensation awards based on new information, so that actual results could place actual compensation below or above the target levels.

Components of Compensation

     Base Salary

     The Company pays a base salary to each of its executive officers, a form of compensation intended to be a sum certain the executive can expect to receive each year. In establishing base salaries for executive officers, the Compensation Committee strives to set salaries at roughly the median rate of the Comparator Group, simply because the base salary is that element of compensation which is the most easily and most directly comparable from one company to another. The Committee intends that the most significant aspect of compensation should be in the form of longer term and/or performance-based instruments. In those cases in which the base salary is not at the median, equity and non-equity plan targets are generally adjusted to reach the desired market position at various performance levels.

     Non-Equity Compensation Plan Payments

     Non-equity compensation plan payments are based on achievement of the annual performance metrics discussed above and are paid out in full on an annual basis. The Company chooses to pay this element of compensation primarily to provide executives an incentive and a reward that takes the form of cash for achieving performance objectives. In contrast to equity compensation, which has a four year vesting period even if performance objectives are met, payment under the non-equity compensation plan, the award is annual, provided that performance objectives are met. For 2006, the Company’s performance exceeded the “very good” performance level and nearly met (but did not meet) the very ambitious “exceptional” performance level. Thus, the Named Executive Officers received payments under the non-equity compensation plan that, combined with other components of compensation, established total compensation between the “very good” and “exception” level, approaching the ninetieth percentile of the Comparator Group.

     Equity Compensation

     As discussed above, the Company chooses to pay equity compensation to create incentives and rewards for the creation of shareholder value over the longer term. The Company also believes that equity compensation arrangements, which have a pro-rata vesting schedule over a four year period, are an important retention tool. For 2006, the Compensation Committee considered the three “tiers” of equity compensation awards designed to meet total compensation target percentiles at the “good,” “very good” and “exceptional” levels discussed above. In determining the form of equity compensation awards for the Named Executive Officers for 2006, the Committee determined that, consistent with its prior practice, approximately two-thirds of the value of equity compensation awards would be in the form of stock options and one-third of the value would be in the form of restricted stock because stock options, as an instrument, are generally thought to provide a greater reward, and therefore a greater incentive, for increasing the Company’s stock price (resulting in a greater market capitalization for the business). Further, the Committee noted that its approach to the use of stock options versus restricted stock as an equity incentive instrument was generally consistent with industry practice; however, the Committee also noted that general industry trends were moving toward a greater use of restricted stock and determined that it would revisit its approach for 2007.

     The first tier (referred to as the “2006 Tier I Grants”) consists of equity compensation awards of both restricted stock and stock options targeted to provide total compensation for the senior executive at the fiftieth percentile of the Comparator Group when considered with the senior executive’s base salary and non-equity plan award (the “good” level). Vesting in these equity compensation awards is dependent on continued service over a four year period, subject to earlier vesting in the event of death or a termination of employment following a change in control. These awards are described in the Summary Compensation Table as the “2006 Tier I” equity compensation awards.

     The second tier (referred to as the “2006 Tier II Grants”) consists of equity compensation awards of both restricted stock and stock options targeted to provide total compensation for the senior executive at the “very good” level (the seventy-fifth percentile of the Comparator Group) when considered with the senior executive’s base salary, non-equity incentive plan payments and “2006 Tier I” equity compensation awards. Vesting in these equity compensation awards is dependent upon the achievement of both pre-established performance goals (EPS and revenue, as discussed above), and continued service over a four year period. Had the Company failed to meet the performance goals (at the “very good” level for fiscal 2006), all or a portion of the 2006 Tier II Grants would be cancelled immediately upon the Committee’s determination that the goals had not been met. As discussed above, the Company’s performance in each of the EPS and revenue targets exceeded the “very good” level, so the Committee did not cancel the 2006 Tier II Grants.

     The third tier of awards (the “2006 Tier III Grants”) would also consist of equity compensation awards of both restricted stock and stock options. These awards would be targeted to provide total compensation for the senior executive significantly above the seventy-fifth percentile (and approaching the ninetieth percentile) of the Comparator Group when considered with the senior executive’s base salary, non-equity incentive plan payments and “2006 Tier I” and “2006 Tier II” equity compensation awards. These awards would be made only after the end of the year and only after the Committee had determined that extraordinary performance goals had been met or special accomplishments made. If the awards were made, vesting would be dependent solely upon continued service over a four year period following the grant of the award. It would be possible for the Committee to grant these 2006 Tier III Grants even if the Company’s performance had not met performance goals required for vesting in the second tier of awards. Both the making of the grant and the amount of the grant, if any, would be within the Committee’s discretion; but in no event have these awards taken the total compensation above the performance compensation targets established for purposes of Section 162(m). In considering these awards, the Committee took into account its own assessment of the performance of the CEO and other executive officers as well as the proposal of the CEO based on the CEO’s evaluation of the individual’s overall performance during the course of the year. The Committee was not in any way bound to follow the CEO’s proposals. After evaluation of the Company’s performance for 2006, the Committee, with the support of the full Board of Directors, determined that it was appropriate to make 2006 Tier III Grants to the Named Executive Officers, primarily based on special accomplishments in the areas of customer service, growth in the number and size of accounts in target customer groups, assets per account, performance of international operations and product and operational innovation. These grants were made on February 13, 2007 as follows:

Named Executive Officer	2006 Tier III Stock Options	2006 Tier III Restricted Stock
Mitchell Caplan	121,813	20,877
Robert Simmons	45,244	7,754
R. Jarrett Lilien	121,813	20,877
Dennis Webb	87,009	14,912
Arlen Gelbard	52,206	7,754

     These grants were disclosed, together with 2007 Tier I and 2007 Tier II equity compensation grants, in Forms 4 filed on February 15, 2007.

     As disclosed in the Summary Compensation Table, below, the “2006 Tier I” and “2006 Tier II” stock option and restricted stock awards were made on February 15, 2006 (along with the “2005 Tier III Grants from the

2005 compensation program), in connection with a regularly scheduled quarterly meeting of the Board of Directors.

Equity Ownership Guidelines

     In August 2006, the Company established equity ownership guidelines for its senior executives, including the Named Executive Officers. Under the guidelines, the CEO is expected to own stock equal to three times his target cash compensation at the “good” performance level; other Named Executive Officers are expected to hold stock equal to two times his or her target cash compensation at the “good ” performance level. Executives have been allowed until December 2008 to reach this goal.

Establishing Compensation Targets for 2007

     For 2007, the Compensation Committee followed essentially the same philosophy as it used in 2005 and 2006. Incentive compensation for the Named Executive Officers continues to be administered through the non-equity compensation plan and equity compensation plan discussed above. For purposes of establishing performance targets to satisfy Section 162m, for 2007 (as it did for 2006), the Compensation Committee and the Board established total target payments under the plans to be: 2.5 percent of net income for the CEO; 1.75 percent of net income for the President and COO; and 1.0 percent of net income for each of the other Named Executive Officers. As for 2006, these targets were selected based on their comparability to general industry practice for Section 162(m) incentive plans (rather than a specific reference to the Comparator Group, since this level of detailed information was not publicly available), both in establishing individual targets for chief executive officers and in creating a total compensation pool for the senior management team of comparably-sized companies. A portion of the total payment is in the form of a non-equity incentive cash payment payable only if performance metrics are met and a portion of the total payment takes the form of stock options or restricted stock, a certain amount of which will vest only if performance metrics are met. However, the Compensation Committee and Board retain the right to exercise negative discretion to reduce the actual payment to any or all of the participants under the plan so that payments would fall at the fiftieth, seventy-fifth or higher percentiles of the Comparator Group based on the Company's performance against the established earnings per share and net revenue targets.

     For 2007, the Comparator Group was adjusted to eliminate certain companies that had merged or been acquired during 2006 and certain other companies that were added because they were believed to have business models more closely similar to that of the Company. Because companies were added, other companies that were deemed less relevant, either because of the size of their business or the development of their business model, were deleted from the group so that the group would not become too large. Thus, the following are the component companies in the Comparator Group for 2007: A.G. Edwards, Inc., AllianceBernstein L.P., Associated Banc-Corp, Charles Schwab Corporation, Compass Bancshares, Inc., First Horizon National Corporation, Jefferies Group, Inc., Legg Mason, Inc., Marshall & Ilsley Corporation, Northern Trust Corporation, NYSE Group, Inc., Raymond James Financial, TD Ameritrade Holdings, T. Rowe Price Group, Inc. and Zions Bancorporation.

     As it did in 2006, in determining whether to exercise its negative discretion, the Committee set three targets for total compensation for the executive officers based on Company performance. The three target levels were again referred to as the “good,” “very good” and “exceptional” levels and again are based on performance against two metrics; EPS and net revenue. EPS was again “weighted” to constitute seventy-five percent of the performance criteria while net revenue (which is determined as the Company’s revenue less interest expense) was again “weighted” to constitute twenty-five percent of the performance criteria. At the “good” target level, the Committee sought to establish total compensation for executive officers at roughly the fiftieth percentile of the Comparator Group. At the “very good” target level, total compensation for executive officers would fall at roughly the seventy-fifth percentile of the Comparator Group. Should performance reach the “exceptional” level, total compensation for executive officers could be above the seventy-fifth percentile of the Comparator Group. In the event that actual performance falls between two different performance levels, compensation would be awarded on a pro-rata basis.

     To arrive at a total compensation goal, the Committee utilized both cash compensation (in the form of base salary and non-equity incentive plan payments) and non-cash compensation (in the form of stock option and restricted stock awards). While no exact allocation is set between cash and non-cash compensation, the Company generally intends that, as the Company’s performance meets the higher target levels, a greater percentage of the total compensation will take the form of non-cash equity awards. In determining the form of equity compensation awards for the Named Executive Officers for 2007, the Committee determined that approximately one-half of the value of equity compensation awards would be in the form of stock options and one-half of the value would be in the form of restricted stock. This is because, as discussed above, the Committee determined that it wished to follow general industry trends moving toward a greater use of restricted stock as an equity incentive instrument as compared to stock options.

     As it did for 2006, the Compensation Committee considered that equity compensation could be made in three grants, called the 2007 Tier I, 2007 Tier II and 2007 Tier III Grants. The 2007 Tier I and 2007 Tier II Grants were made on February 13, 2007 at a regularly scheduled meeting of the Board of Directors, with the exception of a 2007 Tier II stock option awarded to Mr. Simmons to correct an administrative error in the grant. The additional 2007 Tier II stock option was awarded to Mr. Simmons at a meeting of the Compensation Committee held on February 21, 2007. Those awards were as follows:

	2007 Tier I	2007 Tier II	2007 Tier I	2007 Tier II
Named Executive Officer	Stock Options	Stock Options	Restricted Stock	Restricted Stock
Mitchell Caplan	200,118	153,215	68,596	52,519
Robert Simmons	53,156	2,501	18,221	8,574
		(granted on 2/13/07)
		21,628
		(granted on 2/21/07)
R. Jarrett Lilien	165,722	126,637	56,806	43,408
Dennis Webb	90,678	42,212	31,083	14,469
Arlen Gelbard	53,156	15,634	18,221	5,359

     2007 Tier III Grants will be made, if at all, only after the Committee determines that extraordinary performance goals had been met or special accomplishments made. If the awards are made, vesting will be dependent solely upon continued service over a four year period following the grant of the award. It would be possible for the Committee to grant these third tier “exceptional awards” even in the event that the Company’s performance had not met performance goals required for vesting in the second tier of awards.

Perquisites

     The Company offers certain perquisites to executives as a retention device and for the convenience of executives. The primary perquisite offered is limited personal use of corporate aircraft. The Company has approved a policy permitting the Company's senior executives to use the Company's aircraft for personal purposes to a maximum value of $200,000 (measured using the incremental cost of the use of the aircraft; the same measurement utilized for purposes of SEC disclosure as set forth in the Summary Compensation Table, below) per 12-month period at times the aircraft are not deployed for business purposes. The incremental cost for this purpose is measured based on actual costs such as fuel, landing fees, average maintenance costs for the number of hours used, hangar and parking costs and other crew and plane expenses. Any personal use of the aircraft beyond this limit must be reimbursed to the Company at the rate of the incremental cost to the Company. The Company reports income to the individuals in accordance with IRS regulations (which may be different than the incremental cost to the Company) and provides no gross-up to the individuals for the resulting taxes. The Company believes this perquisite to be appropriate because it serves both the executive and the Company. The Company expects senior executives to be available and productive for as much time as possible. Travel on corporate aircraft allows the executive to spend less time in the most unproductive parts of travel, when he or she is unavailable for contact or to perform work. While traveling on corporate aircraft, the executive can be reached through aircraft telephones if necessary and can freely perform work without concern about inadvertently disclosing confidential information to other travelers. In addition, the Company has felt that limited personal use of corporate aircraft for senior executives is appropriate considering the sacrifices to personal and family time required by their work.

     In addition, the Company maintains a corporate apartment in New York City and in Washington, D.C., intended for use by executives traveling to those cities for business purposes. The Company retained these apartments to ensure the availability of lodging for executives at any time it may be necessary and for the convenience of having a place where occasional business meetings may be held and business materials may be left. The corporate apartment in New York City is primarily used by the CEO, while the corporate apartment in Washington, D.C. is primarily used by the President and COO, though other senior executives may also use the apartments. The Company allows executives to utilize the corporate apartments for personal purposes on a limited basis. When this benefit is utilized, the Company recognizes the benefit as a perquisite with a value equal to the per diem rent based on the Company’s rental cost for the period the apartment is used. This benefit was utilized only occasionally in 2006, and the value of the benefit is reflected in the “All Other Compensation” column of the Summary Compensation Table, below.

     The Company also provides executive officers with an “umbrella” liability insurance policy, providing for insurance coverage for the executive beyond what the executive had retained on his or her own behalf. In addition, the Company provides a supplemental executive health care policy for senior executives that provides for coverage of certain items that may not otherwise be covered under the Company’s group health insurance plan, such as a comprehensive physical examination. The value of each of these benefits is less than $5,000 per annum. Beyond this, there are no perquisites offered to the Company’s senior executives with anything other than a de minimus value. The Company does provide matching of contributions made to the Company’s 401(k) plan, which are made in the identical manner and at the identical levels as for all other employees of the Company.

Deduction Limit for Executive Compensation.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1.0 million per officer in any year. In calendar year 2005, the Company's shareholders approved the Executive Bonus Plan, a performance-based bonus plan that would allow the amounts paid under the bonus plan to qualify for tax deduction. While the Company does follow the terms of that plan, the Compensation Committee and the Company continue to believe that it is important to retain discretion over the compensation paid to the Company's senior executives, and may elect to make certain awards outside of, or in addition to, the awards provided for in the Plan. The Company and the Compensation Committee would make such awards only if they believe that those awards are in the long term interests of the Company's shareholders.

     In addition, the Company's 2005 Equity Incentive Plan is structured so that certain compensation deemed paid to a senior executive in connection with the exercise or vesting of his or her outstanding equity awards will qualify as performance-based compensation not subject to the $1.0 million limitation. However, the Compensation Committee generally reserves the right to pay amounts of compensation that may not be fully deductible if it believes that it is in the Company's best interests to do so.

Employment Agreements

     As discussed in more detail below, the Company entered into employment agreements with its senior executives effective September, 2004. The format of those agreements has been included as an exhibit to the Company’s public filings. Among other provisions, the employment agreements provided that, in addition to other severance benefits provided in the event an executive’s employment was terminated following a “change in control,” the Company would also pay the executive a tax equalization payment in an amount which, when added to the other amounts payable, would place the executive in the same after-tax position as if the excise tax penalty arising from the operation of Section 280G of the Internal Revenue Code did not apply to any of the change in control severance benefits. Such a provision is typically referred to as a “280G gross-up.” At the time the agreements were adopted, the Company felt the provision was appropriate because the CEO had only recently taken the position and there was concern that a corporate transaction could occur prior to the Company achieving the growth to the value of its business that it believed its business model could achieve, with the result that the operation of Section 280G would have an unduly heavy impact on executives (executives would have a significant tax obligation but would not also enjoy the value of the growth of equity compensation awards). Under the terms of the employment agreements, the Compensation Committee was to review the gross-up payment on an annual basis to determine if the provision remained appropriate.

     In December, 2005, the Committee reviewed the provision with the assistance of its compensation consultants and determined that, while it remained appropriate for existing senior executives for 2006, the provision would not be included in any employment agreements for executives hired after January 1, 2006.

     In December 2006, the Committee again reviewed the provision with the assistance of its compensation consultants. While the overall cost of severance benefits in the event of terminations following a change of control, including a possible 280G gross-up, was found to be below industry standards (considering severance payments as a percentage of market capitalization in a possible transaction), after evaluating the length of time the management team has been in place, the growth the Company has achieved in that period and the potential cost to the Company in the event such benefits were to be provided, the Committee eliminated the benefit. While the Committee still believes there is tremendous growth potential for the business, it felt the 280G gross-up provision was no longer a necessary protection for executives. The Company’s management assisted in the analysis and supported the Committee’s decision. Thus, on December 28, 2006, the 280G gross-up was eliminated for 2007 and all years going forward. No other changes or modifications to the employment agreements were made.

EXECUTIVE COMPENSATION ($)
2006 Summary Compensation Table (1)

				Plan-Based Awards
							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary		Awards	Awards	Comp.	Earnings	Comp
Name	Year	(2)	Bonus	(3) (5)	(4) (5)	(2) (6)	(7)	(8)	Total Comp
Mitchell Caplan,	2006	$750,000	$0	$1,724,928	$2,612,943	$4,700,000	$0	$157,635	$9,945,506
Chief Executive
Officer

Robert Simmons,	2006	$500,000	$0	$374,143	$609,917	$1,620,000	$0	$53,545	$3,157,605
Chief Financial
Officer

R. Jarrett Lilien,	2006	$650,000	$0	$1,278,560	$1,944,868	$3,800,000	$0	$93,509	$7,766,937
President and
Chief Operating
Officer

Dennis Webb,	2006	$575,000	$0	$404,466	$972,477	$2,030,000	$0	$11,158	$3,993,101
President,
E*TRADE
Capital Markets

Arlen Gelbard,	2006	$575,000	$0	$535,351	$773,303	$1,230,000	$0	$36,901	$3,150,555
Chief
Administrative
Officer

(1)	In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the named executive officers that are available generally to all salaried employees of the Company, and, except as expressly noted, perquisites and other personal benefits received by the named executive officers that in the aggregate do not exceed $10,000.

(2)	Includes salary and/or non-equity incentive plan compensation deferred by the named executive officers to the Company’s 401(k) plan and non-qualified deferred compensation plan in 2006 as follows:

		Deferrals of non-equity
		incentive plan payments to
		non-qualified deferred
Name	Deferrals to 401(k) plan ($)	compensation plan ($)
Mitchell Caplan	15,000	0
Robert Simmons	15,000	0
R. Jarrett Lilien	15,000	0
Dennis Webb	15,000	1,769,150
Arlen Gelbard	15,000	150,000

The amounts reported above as “Deferrals of non-equity incentive plan payments to non-qualified deferred compensation plan” are amounts that the executive deferred on a non-equity incentive plan payment made in 2006 for performance in 2005. These amounts were accrued in 2005 for 2005 performance (and were reported in the summary compensation table for fiscal 2005) but were to be paid in the first two months of 2006. The amounts reported here are also reported in the Nonqualified Deferred Compensation Table on page 40, below. The Company has listed the amount deferred here to clarify that the amounts disclosed in the Nonqualified Deferred Compensation Table represent compensation already reported, rather than additional compensation.

(3)	Amounts reported in this column constitute the compensation cost recognized in 2006 of all outstanding and unvested stock awards for the Named Executive Officer, calculated in accordance with the Company’s valuation under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R), for purposes of its financial statement reporting. In 2006, the Company recognized compensation costs associated with stock awards made to each Named Executive Officer in 2006, 2005, 2004 and 2003. Stock awards granted prior to 2006 have been described in prior proxy statements. For grants made in 2006, the stock awards reported in this column were restricted stock grants approved by the Compensation Committee and ratified by the Board on February 14, 2006 to be issued on February 15, 2006, in the amounts set forth in footnote 5, below. The fair market value of the Company's common stock (based on the average of the high and low sale prices) on the grant date was $23.77 per share.

(4)	Amounts reported in this column constitute the compensation cost recognized in 2006 of all outstanding and unvested option awards for the Named Executive Officer, calculated in accordance with the Company’s valuation under FAS 123R for purposes of its financial statement reporting. In 2006, the Company recognized compensation costs associated with option awards made to this individual in 2006, 2005, 2004 and 2003. Option awards granted prior to 2006 have been described in prior proxy statements. For 2006, the stock options reported in this column were approved by the Compensation Committee and ratified by the Board on February 14, 2006, to be issued on February 15, 2006 with an exercise price equal to the fair market value on that date. These options are further described in Note 5, below. The fair market value of the Company's common stock (in accordance with the Company’s stock incentive plan, measured using the average of the high and low sale prices) on February 15, 2006 (and therefore the exercise price of the options) was $23.77 per share. The valuation shown in this column is based on the grant date fair value of each award determined pursuant to FAS 123R, using a Black-Scholes pricing model with assumptions made as more fully described in Note 22 of the financial statement footnotes in the Company’s Form 10-K. Our use of the Black-Scholes model does not necessarily mean we believe or acknowledge that it can accurately determine the actual value of options on the date that they will finally be exercised, if at all. The actual value of an option, if any, will depend on the future market price of the Company’s common stock and the option holder’s individual exercise and sale decisions, neither of which can be predicted with any degree of certainty.

(5)	As discussed in Notes 3 and 4, above, amounts reported in these columns represent the compensation costs of awards made to the Named Executive Officer in 2006, 2005, 2004 and 2003. Awards made prior to 2006 have been described in prior proxy statements. For 2006, the awards were granted in February 2006, when the Compensation Committee approved a combination of restricted stock and option grants as described below.

2005 Performance Grants (“2005 Tier III”). This grant (called a “Tier III” grant because it is based on an exceptional level of performance) was awarded as part of the Company’s overall compensation philosophy for 2005. As discussed in more detail above, in February 2006, the Committee determined that it would be appropriate to grant 2005 Tier III restricted stock awards and stock options based on the Company’s overall performance in 2005, especially recognizing the efforts of the Company and its CEO in driving industry consolidation and the ultimate acquisition of the very attractive Harrisdirect and BrownCo businesses. In particular, the Committee determined that the Company’s successful consolidation strategy reflected exceptional performance. These grants vest in four equal annual installments beginning on the first anniversary date of grant.

2006 Retention Grants (“2006 Tier I”). This grant of restricted stock awards and stock options was awarded in connection with setting target compensation for 2006 and will vest in four equal annual installments beginning on the first anniversary of the date of grant.

2006 Performance Grants (“2006 Tier II”). This grant of restricted stock awards and stock options included a performance component based on 2006 performance. Because the Company met the performance goals set for 2006, all of these restricted stock awards and stock options are eligible for vesting in four equal annual installments beginning on the first anniversary of the date of the grant.

The number of restricted shares awarded in each tier program is as follows:

Name	2005 Tier III(#)	2006 Tier I(#)	2006 Tier II(#)
Mitchell Caplan	31,902	41,074	35,282
Robert Simmons	7,362	12,620	7,712
R. Jarrett Lilien	24,540	33,599	28,873
Dennis Webb	21,736	16,477	11,569
Arlen Gelbard	5,609	11,218	3,505

The number of shares underlying stock options awarded in each tier program is as follows:

Name	2005 Tier III(#)	2006 Tier I(#)	2006 Tier II(#)
Mitchell Caplan	180,340	232,183	199,445
Robert Simmons	41,617	71,343	43,598
R. Jarrett Lilien	138,723	189,932	163,218
Dennis Webb	122,869	93,143	65,398
Arlen Gelbard	31,708	63,416	19,817

(6)	Non-equity incentive plan compensation reported for 2006 was accrued for performance in 2006 and paid in February 2007.

(7)	In accordance with Item 402(c)(2)(viii)(B), amounts listed in this column are limited to earnings at above-market or preferential rates. As disclosed in footnote 2, above, two Named Executive Officers, Dennis Webb and Arlen Gelbard, participate in the Company’s non-qualified deferred compensation plan described below. Under the terms of that plan, executives may elect to request that the Company invest portions of deferred earnings into certain third party investment vehicles, and the Company has honored those requests. The Company does not guaranty any investment return on deferred earnings or supplement any return on earnings, and it is possible for the executive to have negative earnings on deferred amounts. Consequently, there are no above-market or preferential rates paid on these amounts, and therefore the Company has reported “0” in this column for each executive.

(8)	The amounts set forth in this column for “other compensation” represent (i) personal use of corporate aircraft pursuant to the policy described in the “Perquisites” section of the Compensation Discussion and Analysis at page 25, above, (ii) Company contributions to the Company’s 401(k) plan, and (iii) other perquisites consisting of the cost of a Company-provided umbrella insurance policy (including tax gross-up that is paid by the Company) and the cost of the personal use of a corporate apartment (not including any tax gross-up, as the Company does not pay any tax gross-up on these amounts), as follows:

		Company
		contributions to	Other perquisites
Name	Corporate aircraft ($)	401(k) ($)	($)
Mitchell H. Caplan	147,869	5,500	4,266
Robert J. Simmons	46,167	5,500	1,878
R. Jarrett Lilien	79,319	5,500	8,690
Dennis E. Webb	4,104	5,288	1,766
Arlen W. Gelbard	29,635	5,500	1,766

GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant	Estimated Future Payouts			Estimated Future Payouts					All	All	Exercise	Closing	Full Grant
	Date	Under Non-Equity			Under Equity Incentive Plan					Other	Other	or Base	Price	Date Fair
		Incentive Plan Awards (2)			Awards (3)					Stock	Option	Price of	on	Value of
										Awards:	Awards:	Option	Grant	Equity
		(Dollars expressed in			(Number of stock or option					Number	Number	Awards	Date	Awards
		thousands)			awards listed below)					of	of	($/sh)	($/sh)	($)(3)
										Shares	Secur-
										of Stock	ities
										or Units	Under-
										(3)	lying
											Options
											(3)
		Thres-	Target	Maxi-	Thres-	Target		Maxi-
		hold ($)	($)	mum	hold	(#)		mum
				($)	(#)			(#)

Mitchell	N/A	2,041	3,251	5,190
Caplan,	2/15/06										180,340 (4)	23.77	23.64	1,516,667
Chief	2/15/06									31,902 (4)		0		758,333
Executive	2/15/06										232,183 (5)	23.77	23.64	1,953,000
Officer	2/15/06									41,074 (5)		0		976,000
	2/15/06				0	199,445	(6)	199,445	(6)			23.77	23.64	1,677,000
	2/15/06				0	35,282	(6)	35,282	(6)			0		839,000

Robert	N/A	725	1,250	1,750
Simmons,	2/15/06										41,617 (4)	23.77	23.64	350,000
Chief	2/15/06									7,362 (4)		0		175,000
Financial	2/15/06										71,343 (5)	23.77	23.64	600,000
Officer	2/15/06									12,620 (5)		0		300,000
	2/15/06				0	43,598	(6)	43,598	(6)			23.77	23.64	367,000
	2/15/06				0	7,712	(6)	7,712	(6)		0			183,000

Name	Grant	Estimated Future Payouts			Estimated Future Payouts					All	All	Exercise	Closing	Full Grant
	Date	Under Non-Equity			Under Equity Incentive Plan					Other	Other	or Base	Price	Date Fair
		Incentive Plan Awards (2)			Awards (3)					Stock	Option	Price of	on	Value of
										Awards:	Awards:	Option	Grant	Equity
		(Dollars expressed in			(Number of stock or option					Number	Number	Awards	Date	Awards
		thousands)			awards listed below)					of	of	($/sh)	($/sh)	($)(3)
										Shares	Secur-
										of Stock	ities
										or Units	Under-
										(3)	lying
											Options
											(3)
		Thres-	Target	Maxi-	Thres-	Target		Maxi-
		hold ($)	($)	mum	hold	(#)		mum
				($)	(#)			(#)

R. Jarrett	N/A	1,634	2,624	4,210
Lilien,	2/15/06										138,723 (4)	23.77	23.64	1,167,667
President	2/15/06									24,540 (4)		0		583,333
and Chief	2/15/06										189,932 (5)	23.77	23.64	1,597,000
Operating	2/15/06									33,599 (5)		0		799,000
Officer	2/15/06				0	163,218	(6)	163,218	(6)			23.77	23.64	1,373,000
	2/15/06				0	28,873	(6)	28,873	(6)		0			686,000

Dennis	N/A	900	1,675	2,150
Webb,	2/15/06										122,869 (4)	23.77	23.64	1,033,333
President,	2/15/06									21,736 (4)		0		516,667
E*TRADE	2/15/06										93,143 (5)	23.77	23.64	783,000
Capital	2/15/06									16,477 (5)		0		392,000
Markets	2/15/06				0	65,398	(6)	65,398	(6)			23.77	23.64	550,000
	2/15/06				0	11,569	(6)	11,569	(6)			0		275,000

Arlen	N/A	500	775	1,375
Gelbard,	2/15/06										31,708 (4)	23.77	23.64	266,667
Chief	2/15/06									5,609 (4)		0		133,333
Admin-	2/15/06										63,416 (5)	23.77	23.64	533,000
istrative	2/15/06									11,218 (5)		0		267,000
Officer	2/15/06				0	19,817	(6)	19,817	(6)			23.77	23.64	167,000
	2/15/06				0	3,505	(6)	3,505	(6)			0		83,000

(1)	All awards reported in this table are discussed in the Summary Compensation Table, above. In accordance with the terms of its equity compensation plan, the Company has traditionally set the exercise price for stock options as the average of the high and low prices of the Company’s stock on the date of the grant. The Company has felt that using the average price can provide a more accurate representation of the true fair market value on the date of the grant, rather than selecting a single point in time (the closing of the market) when traders are balancing portfolios and clearing positions for the day, sometimes resulting in anomalies to the stock price. All stock option grants listed in this table were made February 15, 2006. The fair market value of the Company's common stock (measured using the average of the high and low sale prices) on February 15, 2006 (and therefore the exercise price of the options) was $23.77 per share. The closing price of the Company’s stock on February 15, 2006 was $23.64, $.13 lower than the average for the day.

(2)	Amounts listed in this column do not represent amounts actually paid or that may be paid in the future. Rather, these amounts are the target payments that were established under the Company’s non-equity compensation plan for 2006, pursuant to which the Compensation Committee could (and did) exercise its negative discretion to establish payments at the “good,” “very good” and “exceptional” performance level, based on the Company’s performance against earnings per share and net revenue targets. Payments were made under the plan in February 2007, based on the Compensation Committee having determined performance at a level near the “exceptional” level. Those payments are listed in the Summary Compensation Table under the column titled “Non-equity Incentive Plan Comp.”

(3)	As discussed in the footnotes to the Summary Compensation Table, effective February 15, 2006, the Board made three separate awards of restricted stock and three separate grants of stock options to each of the Company’s named executive officers. The restricted stock and stock options reported in this table are more fully described as the “2006 Tier II Grants” in Note 6 of the 2006 Summary Compensation Table. As discussed in that footnote, these awards initially had both performance and time-based vesting conditions. If the Company’s performance failed to meet specified 2006 performance goals, these grants would terminate in whole or in part. Any remaining portion of these grants would vest in four equal annual installments beginning on the first anniversary of the date of grant. All 2006 performance goals were met, so all of these grants will vest over this four-year period. In calculating the full grant date fair value of the equity awards disclosed in this table, the Company has followed its method of accounting for share-based awards under FAS 123R, but has eliminated from that calculation any estimate of forfeitures related to service-based vesting conditions.

(4)	These awards are the “2005 Tier III Grant” awards referred to in Note 5 of the 2006 Summary Compensation Table, above. These awards, made in recognition of the Company’s performance in 2005, will vest (and the stock options will become exercisable) in four equal annual installments beginning on the first anniversary of the date of grant, so that they will be fully vested on February 15, 2010. The stock options associated with the 2005 Tier III Grant have a seven year term; they will expire on February 15, 2013 if not exercised or terminated earlier.

(5)	These awards are the “2006 Tier I Grant” awards referred to in Note 5 of the 2006 Summary Compensation Table, above. These awards will vest (and the stock options will become exercisable) in four equal annual installments beginning on the first anniversary of the date of grant, so that they will be fully vested on February 15, 2010. The stock options associated with the 2006 Tier I Grant have a seven year term; they will expire on February 15, 2013 if not exercised or terminated earlier.

(6)	These awards are the “2006 Tier II Grant” awards referred to in Note 5 of the 2006 Summary Compensation Table, above. In making these awards, the compensation committee established both a minimum performance level (the “good” performance level) and a target “Tier II” performance level (the “very good” performance level) for specified performance metrics. Vesting in a specific percentage of each equity award was tied to each such performance metric (i.e., X% of the award depended on metric Y). In the event that actual performance for any metric fell below the “very good” performance level, there would be no vesting in that percentage of the equity award that was dependent upon that metric. In the event that actual performance for any metric met or exceeded the target Tier II performance level (the “very good” performance level), the full amount of that percentage of the equity award that was dependent upon that metric would continue to vest over the four-year vesting period. Thus, the “target” level for these awards was also the “maximum” level for these awards. In the event that actual performance for any metric fell between the threshold (“good”) and target (“very good”) performance level, then a pro rata share of that portion of the equity award that was dependent upon that metric would continue to vest over the four-year vesting period; the remainder of the equity award that was dependent upon that metric would terminate. All 2006 performance goals for these grants were met, so all of these grants will continue to vest over a four-year period. The stock options associated with the 2006 Tier II Grants have a seven year term; they will expire on February 15, 2013 if not exercised or terminated earlier.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number	Number	Equity	Option	Option	Number	Market	Equity	Equity
	of	of	Incentive	Exercise	Expiration	of	Value of	Incentive	Incentive Plan
	Securities	Securities	Plan	Price	Date	Shares	Shares or	Plan	Awards:
	Underlying	Underlying	Awards:	($)		or Units	Units of	Awards:	Market or
	Unexercised	Unexercised	Number			of Stock	Stock That	Number	Payout Value
	Options	Options	of			That	Have Not	of Unearned	of Unearned
	(#)	(#)	Securities			Have	Vested ($)	Shares,	Shares, Units
	Exercisable	Unexercisable	Underlying			Not		Units or	or Other
			Unexercised			Vested		Other	Rights That
			Unearned			(#)		Rights	Have Not
			Options					That Have	Vested ($)
			(#)					Not
								Vested (#)

Mitchell	139,090 (1)			3.22	2/28/07
Caplan,	419,999 (1)			6.91	10/23/08
Chief	105,000 (1)			15.57	1/26/09
Executive	131,341			23.6563	4/5/10
Officer	100,000			16.8438	8/23/10
	100,000			7.4219	1/2/11
	4,042			2.47	1/2/11
	250,000			6.10	4/6/11
	350,000			6.125	6/18/11
	100,000			5.835	10/1/11
	50,000			5.10	9/24/11
	5,811			3.4413	1/2/12
	984,375	328,125		7.66	6/3/13
	439,244	439,244		11.145	5/25/14
	98,720	296,160		10.88	5/3/12
	79,998		239,991	10.88	5/3/12
	0	412,523 (2)		23.77	2/15/13
	0		199,445 (3)	23.77	2/15/13
						571,340	12,809,442
								53,998	1,210,635
						72,976 (2)	1,636,122
								35,282 (3)	791,022

	Option Awards					Stock Awards
Name	Number	Number	Equity	Option	Option	Number	Market	Equity	Equity
	of	of	Incentive	Exercise	Expiration	of	Value of	Incentive	Incentive Plan
	Securities	Securities	Plan	Price	Date	Shares	Shares or	Plan	Awards:
	Underlying	Underlying	Awards:	($)		or Units	Units of	Awards:	Market or
	Unexercised	Unexercised	Number			of Stock	Stock	Number	Payout Value
	Options	Options	of			That	That Have	of	of Unearned
	(#)	(#)	Securities			Have	Not	Unearned	Shares, Units
	Exercisable	Unexercisable	Underlying			Not	Vested ($)	Shares,	or Other
			Unexercised			Vested		Units or	Rights That
			Unearned			(#)		Other	Have Not
			Options					Rights	Vested ($)
			(#)					That Have
								Not
								Vested (#)

Robert		2,500		4.435	1/31/13
Simmons,	37,500	12,500		3.80	3/14/13
Chief	225,000	75,000		10.55	11/14/13
Financial	28,936	86,805		10.88	5/3/12
Officer	17,021		51,062	10.88	5/3/12
		112,960(2)		23.77	2/15/13
			43,598(3)	23.77	2/15/13
						119,531	2,679,885
								11,489	257,583
						19,982(2)	447,996
								7,712 (3)	172,903

	Option Awards					Stock Awards
Name	Number	Number	Equity	Option	Option	Number	Market	Equity	Equity
	of	of	Incentive	Exercise	Expiration	of	Value of	Incentive	Incentive Plan
	Securities	Securities	Plan	Price	Date	Shares	Shares or	Plan	Awards:
	Underlying	Underlying	Awards:	($)		or Units	Units of	Awards:	Market or
	Unexercised	Unexercised	Number			of Stock	Stock	Number	Payout Value
	Options	Options	of			That	That Have	of	of Unearned
	(#)	(#)	Securities			Have	Not	Unearned	Shares, Units
	Exercisable	Unexercisable	Underlying			Not	Vested ($)	Shares,	or Other
			Unexercised			Vested		Units or	Rights That
			Unearned			(#)		Other	Have Not
			Options					Rights	Vested ($)
			(#)					That Have
								Not
								Vested (#)
R. Jarrett	20,000			24.0625	8/31/09
Lilien,	250,000			21.0938	4/19/10
President	50,000			14.4375	5/24/10
and Chief	100,000			16.8438	8/23/10
Operating	100,000			7.4219	1/2/11
Officer	150,000			6.10	4/6/11
	11,837			8.11	4/12/11
	250,000			6.125	6/18/11
	100,000			5.835	10/1/11
	300,000			8.28	11/27/11
	703,125	234,275		7.66	6/3/13
	292,830	292,830		11.145	5/25/14
	74,891	224,673		10.88	5/3/12
	62,977		188,929	10.88	5/3/12
		328,655(2)		23.77	2/15/13
			163,218(3)	23.77	2/15/13
						407,853	9,144,064
								42,509	953,052
						58,139(2)	1,303,476
								28,873 (3)	647,333

	Option Awards					Stock Awards
Name	Number	Number	Equity	Option	Option	Number	Market	Equity	Equity
	of	of	Incentive	Exercise	Expiration	of	Value of	Incentive	Incentive Plan
	Securities	Securities	Plan	Price	Date	Shares	Shares or	Plan	Awards:
	Underlying	Underlying	Awards:	($)		or Units	Units of	Awards:	Market or
	Unexercised	Unexercised	Number			of Stock	Stock	Number	Payout Value
	Options	Options	of			That	That Have	of	of Unearned
	(#)	(#)	Securities			Have	Not	Unearned	Shares, Units
	Exercisable	Unexercisable	Underlying			Not	Vested ($)	Shares,	or Other
			Unexercised			Vested		Units or	Rights That
			Unearned			(#)		Other	Have Not
			Options					Rights	Vested ($)
			(#)					That Have
								Not
								Vested (#)
Dennis	10,000			14.875	8/4/10
Webb,	40,000			7.0938	12/21/10
President,	5,000			5.10	9/24/11
E*TRADE	4,000			10.325	1/2/12
Capital	331,000			3.805	2/14/13
Markets	18,750	6,250		10.395	11/24/13
	37,500	37,500		13.89	2/6/14
	75,000	75,000		14.435	2/20/14
	72,367	72,366		14.97	12/31/14
	37,446	112,336		10.88	5/3/12
	26,382		79,146	10.88	5/3/12
		216,012 (2)		23.77	2/15/13
			65,398(3)	23.77	2/15/13
						50,275	1,127,166
								17,808	399,255
						38,213 (2)	856,735
								11,569 (3)	259,377

	Option Awards					Stock Awards
Name	Number	Number	Equity	Option	Option	Number	Market	Equity	Equity
	of	of	Incentive	Exercise	Expiration	of	Value of	Incentive	Incentive Plan
	Securities	Securities	Plan	Price	Date	Shares	Shares or	Plan	Awards:
	Underlying	Underlying	Awards:	($)		or Units	Units of	Awards:	Market or
	Unexercised	Unexercised	Number			of Stock	Stock	Number	Payout Value
	Options	Options	of			That	That Have	of	of Unearned
	(#)	(#)	Securities			Have	Not	Unearned	Shares, Units
	Exercisable	Unexercisable	Underlying			Not	Vested ($)	Shares,	or Other
			Unexercised			Vested		Units or	Rights That
			Unearned			(#)		Other	Have Not
			Options					Rights	Vested ($)
			(#)					That Have
								Not
								Vested (#)
Arlen	17,029 (1)			6.91	10/23/08
Gelbard,	583			23.6563	4/5/10
Chief	35,000			19.9375	5/5/10
Admin-	797			14.4375	5/24/10
istrative	100,000			7.0938	12/21/10
Officer	100,000			5.10	9/24/11
	4,000			10.325	1/2/12
	421,875	140,625		7.66	6/3/13
	161,056	161,056		11.145	5/25/14
	28,936	86,805		10.88	5/3/12
	17,021		51,062	10.88	5/3/12
		95,124 (2)		23.77	2/15/13
			19,817 (3)	23.77	2/15/13
						231,672	5,194,086
								11,489	257,583
						16,827 (2)	337,261
								3,505 (3)	78,582

(1)	These options were granted to this individual as an employee of Telebanc Financial Corporation.

(2)	This amount is the sum of the "2005 Tier III Grant" and “2006 Tier I Grant” referred to in Footnote 6 to the 2006 Summary Compensation Table, above.

(3)	This grant is the "2006 Tier II Grant" referred to in Footnote 6 to the 2006 Summary Compensation Table, above.

OPTION EXERCISES AND STOCK VESTED (1)

	Option Awards		Stock Awards
Name	Number of	Value Realized on	Number of Shares		Value Realized on
	Shares	Exercise	Acquired on Vesting		Vesting
	Acquired on	($)	(#)		($)
	Exercise
	(#)

Mitchell
Caplan, Chief	N/A	N/A	73,814	(2)	1,785,197
Executive
Officer

Robert
Simmons, Chief	191,730 (3)	3,062,462	10,341	(2)	255,888
Financial
Officer

R. Jarrett Lilien,
President and
Chief Operating	N/A	N/A	53,423	(2)	1,294,398
Officer

Dennis Webb,
President,
E*TRADE	229,000 (3)	4,837,700	14,362	(2)	355,387
Capital Markets

Arlen Gelbard,
Chief
Administrative	13,950 (4)	256,541	22,662	(2)	545,616
Officer

(1)	Aggregate value realized upon exercise or vesting is based on the fair market value of the Company’s common stock (using the average of the high and low sale prices) on the date of exercise or vesting, as applicable. With respect to options, the value realized is calculated by subtracting the exercise price from that fair market value

(2)	Vesting of shares of restricted stock includes (i) a grant of restricted stock issued on May 3, 2005 (when the stock had a fair market value of $10.88 per share) which vested on May 3, 2006, when the stock had a fair market value of $24.745, and (ii) a grant of restricted stock issued on May 25, 2004 (when the stock had a fair market value of $11.145 per share) which vested on May 25, 2006, when the stock had a fair market value of $23.515, in the following share amounts:

Name	May 3, 2006 Vest(#)	May 25, 2006 Vest(#)
Mitchell H. Caplan	40,212	33,602
Robert J. Simmons	10,341	--
R. Jarrett Lilien	31,021	22,402
Dennis E. Webb	14,362	--
Arlen W. Gelbard	10,341	12,321

(3)	Includes exercises by Mr. Simmons on May 11, 2006, May 12, 2006, May 15, 2006, July 24, 2006 and October 23, 2006, pursuant to a plan of sale established in accordance with Rule 10b5-1. All exercises have been previously disclosed on Forms 4.

(4)	Includes exercises by Mr. Webb on May 15, 2006, May 16, 2006, June 2, 2006 and September 20, 2006, pursuant to a plan of sale established in accordance with Rule 10b5-1. All exercises have been previously disclosed on Forms 4.

(5)	Represents the value of stock options exercised with the resulting shares held by Mr. Gelbard in a stock option exercise on June 15, 2006. This exercise was previously disclosed on Form 4.

PENSION BENEFITS

            The Company does not offer any defined benefit, actuarial or other retirement plan to any of its employees, including the Named Executive Officers. Consequently, there is no pension benefit information to provide.

NONQUALIFIED DEFERRED COMPENSATION (1)

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in 2006 ($)(1)	in 2006 ($)	2006 ($)(2)	Distributions($)	12/31/06 ($)(2)
Mitchell H. Caplan	--	--	--	--	--
Robert J. Simmons	--	--	--	--	--
R. Jarrett Lilien	--	--	--	--	--
Dennis E. Webb	1,769,150	0	817,979	0	8,237,680
Arlen W. Gelbard,	150,000	0	42,123	0	354,143

(1)	The amounts set forth under “Executive Contributions” represent amounts that were due to be paid to the individual in February 2006 under the Company’s non-equity incentive plan, but were deferred by the individual under the Company’s deferred compensation plan. These amounts were for performance in 2005 and accrued in 2005 (and therefore reported in the Summary Compensation Table for 2005 in last year’s proxy statement). Under the deferred compensation plan, all individuals determined to be “highly compensated employees” within the Company are permitted to defer all or a portion of their base salary and/or bonus, specifying a date certain (or termination of employment) at which the individual will receive the payment, plus any earnings made on deferred payments. The deferred compensation plan has been designed to not incur any additional tax or interest under Section 409A of the Internal Revenue Code. All amounts are also payable in the event of the death of the participant.

(2)	Amounts reported in this table reflect earnings on amounts the Named Executive Officers elected to contribute to the Company’s non-tax qualified deferred compensation plan. The individual deferring compensation has an account under the plan which includes any earnings based on the performance of a variety of mutual funds the individual may choose. There are currently fifteen mutual funds in which a participant may choose to invest offering a diverse mix of investment styles. The rate of return on the funds in 2006 ranged from a gain of .7 percent on the fund with the lowest returns to a gain of 37.86 percent on the fund with the highest returns, with the rate of return for the plan’s asset composite at approximately 14.14 percent. Upon occurrence of the date at which the individual has specified the payments to be made (or, under certain limited circumstances permitted by applicable tax rules, an earlier date), the Company pays the deferred compensation, plus all accrued earnings, to the individual in either a lump sum or an annuity. The Company does not guaranty any rate of return on the compensation deferred and does not make any contribution on behalf of the individual other than the amounts it would otherwise have paid in current salary and/or bonus.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

     Each of the Named Executive Officers is party to a contract of employment that is in substantially the same form. The form of these documents has been filed with the SEC as part of the Company’s public filings. The discussion in this section does not restate the terms of the agreements, but rather provides an overview of their terms.

     Under the terms of the employment agreements, the Named Executive Officers are entitled to certain severance benefits in the event of the termination of their employment under various circumstances. No severance is available if the executive voluntarily terminates his or her employment in circumstances other than those set forth below.

     The circumstances giving rise to a severance payment, and the categories and amounts of payments associated with such circumstances, is set forth below. In providing quantitative disclosures, the Company has described the material assumptions underlying the calculations. As provided under SEC rules, this disclosure is “forward-looking information” and falls within the safe harbors for disclosure of such information.

Benefits Associated With Termination of Employment Due to the Executive’s Death

     In the event the employment of a Named Executive Officer is terminated due to the death of the executive, all outstanding and unvested equity awards will become vested. In addition, the Company will pay the estate of the Named Executive Officer a pro-rata share of his or her non-equity incentive plan payments for the year of the executive’s death.

     Thus, presuming that there had been a termination of employment for each Named Executive Officer due to death on December 29, 2006 (the last trading day of fiscal 2006 when the fair market value [based on the average high and low sales prices] of the Company’s stock was $22.42), the estates of the Named Executive Officers would benefit as follows:

Name	Value of Non-Equity	Value of Accelerated	Total ($)
	Incentive Payment ($)	Equity Awards ($)
Mitchell Caplan	4,700,000	32,430,006	37,130,006
Robert Simmons	1,620,000	6,316,941	7,936,941
Jarrett Lilien	3,745,000	23,581,903	27,326,903
Dennis Webb	2,030,000	6,385,268	8,415,268
Arlen Gelbard	1,230,000	11,390,030	12,620,030

     The value of the non-equity incentive plan payment is equal to the pro-rata value of the executive’s 2006 non-equity incentive plan payment. Because this scenario presumes the executive’s death occurred on December 31, 2006, the pro-rata value is 100 percent of the 2006 bonus payment. The value of accelerated equity awards is measured as: (i) the difference between the fair market value of the stock ($22.42) and the exercise price multiplied by the number of all stock options that were unvested as of December 31, 2006; plus (ii) the fair market value of the stock ($22.42) multiplied by the number of shares of restricted stock that were unvested as of December 31, 2006.

     Further, the death of Mr. Webb or Mr. Gelbard would trigger the release of the amounts held in the deferred compensation accounts of Mr. Webb and Mr. Gelbard as described above. Their respective estates could elect to receive the payments in annuities over a five, ten or fifteen year period. These amounts are not included in the table above, but are disclosed in the Nonqualified Deferred Compensation Table, above.

Payments Associated With an Involuntary Termination In Circumstances Other Than A Change in Control

      Under the terms of the employment agreements, a Named Executive Officer is entitled to a severance payment and certain other benefits in the event of (i) an involuntary termination of the executive’s employment without “Cause” (as defined in the employment agreement): or (ii) a voluntary termination of the executive’s employment due to an event of “Good Reason.” The term “Good Reason” in the context of a “Non Change in Control Period Involuntary Termination” is defined in the employment agreement as: (i) a decrease in Executive’s total cash compensation opportunity (adding Base Salary and Target Bonus) of greater than 20%; (ii) a material, adverse change in the executive’s title, authority, responsibilities or duties, as measured against his title, authority, responsibilities or duties immediately prior to such change; or (iii) any material breach by the Company of any provision of the employment agreement, which breach is not cured within thirty (30) days following written notice of the breach from the executive.

      Severance benefits in these circumstances include:

1)	A lump sum payment equal to one times base salary and bonus (or, for Mr. Caplan or Mr. Lilien, two times base salary and bonus), with the bonus payment the higher of the target level for the year of the termination (ie, a bonus paid at the “good” level described above) or the actual bonus paid the prior year;

2)	A pro-rated share of bonus for the year of the termination if the Company has met its target performance objectives for the year to date; and

3)	Continued participation in the Company’s group health insurance plan and life insurance policies for a period of up to one year (or, for Mr. Caplan or Mr. Lilien, two years), valued at approximately $2,000 per month.

     If such an involuntary termination without Cause or resignation for Good Reason occurred on December 29, 2006 (the last business day of the Company’s last completed fiscal year), each of the Named Executive Officers would be eligible for benefits as follows

Name	Severance Payments			Value of	Total ($)
	1 or 2 times base	1 or 2 times	Pro-Rated Share	Continued
	pay, as applicable	actual 2005	of 2006 Non-	Participation in
	($)	Non-Equity	Equity Incentive	Benefit Plans ($)
		Incentive Plan	Plan Payment ($)
		Payment, as
		applicable ($)
Mitchell Caplan	1,500,000	7,100,000	4,700,000	48,000	13,348,000
Jarrett Lilien	1,300,000	6,500,000	3,745,000	48,000	11,593,000
Robert Simmons	500,000	1,506,000	1,620,000	24,000	3,650,000
Dennis Webb	575,000	1,888,000	2,030,000	24,000	4,517,000
Arlen Gelbard	575,000	1,431,000	1,230,000	24,000	3,260,000

     As discussed above, the value of the non-equity incentive plan payment is equal to the pro-rata value of the executive’s 2006 non-equity incentive plan payment. Because this scenario presumes the qualifying termination of employment occurred on December 31, 2006, the pro-rata value is 100 percent of the 2006 bonus payment. Under this scenario, there is no acceleration of vesting in any equity compensation awards.

     The qualifying termination of employment would also trigger the release of the amounts held in the deferred compensation accounts of Mr. Webb and Mr. Gelbard as described above. Mr. Webb and Mr. Gelbard may elect to receive the payments in annuities over a five, ten or fifteen year period. These amounts are not included in the table above, but are disclosed in the Nonqualified Deferred Compensation Table, above.

Payments Associated With an Involuntary Termination In Connection With A Change in Control

     Under the terms of the employment agreements, a Named Executive Officer is entitled to enhanced severance payments and certain other benefits if the executive’s employment is terminated without Cause or by the executive for Good Reason, in either case during a period beginning on the earlier of: (i) 60 days prior to the date of consummation of a Change in Control (as defined in the employment agreements, but which generally requires consummation of a merger or other transaction resulting in a change in the majority of ownership of the Company or sale of substantially all of the Company’s assets); or (ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); or (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the two year anniversary date of the consummation of the Change in Control

     The term “Good Reason” in the context of a Change in Control termination is generally defined in the employment agreements as: (i) a decrease in executive’s base salary and/or a decrease in his target bonus or employee benefits, except in certain circumstances described in the employment agreements; (ii) a material, adverse change in the executive’s title, authority, responsibilities or duties, as measured against his title, authority, responsibilities or duties immediately prior to such change; (iii) the relocation of the executive’s principal workplace to a location greater than fifty (50) miles from the prior workplace; (iv) any material breach by the Company of any provision of the employment agreement; (v) any failure of the Company to obtain the assumption of the employment agreement by any successor or assign of the Company; or (vi) any purported termination of the executive’s employment for “material breach of contract” which is purportedly effected without providing the “cure” period, if applicable.

      The severance benefits in the event of a Change in Control termination include:

1)	A lump sum payment equal to two times base salary and bonus (or, for Mr. Caplan or Mr. Lilien, three times base salary and bonus), with the bonus payment the higher of the target level for the year of the termination (ie, a bonus paid at the “good” level described above) or the actual bonus paid the prior year (in this scenario, 2005);

2)	A pro-rated share of bonus for the year of the termination at the rate of actual performance for the year to date;

3)	Full vesting in all outstanding equity awards upon the termination of employment; and

4)	Continued participation in the Company’s group health insurance plan and life insurance policies for a period of up to two years (or, for Mr. Caplan or Mr. Lilien, three years), valued at approximately $2,000 per month.

     Prior to December 28, 2006, the agreements provided the Company would also pay the executive a tax “gross-up” payment to put the executive in the same after-tax position as if the tax penalties associated with Section 280G of the Internal Revenue Code did not apply to the severance. As discussed in the Compensation Discussion and Analysis, above, on December 28, 2006, this benefit was eliminated from the agreements under an annual review process established by the terms of the agreements.

     Thus, presuming that there had been a qualifying termination of employment during the Change in Control period described above on December 29, 2006, each of the Named Executive Officers would be eligible for benefits as follows:

Name	Severance Payments			Value of	Value of	Total ($)
	2 or 3 times	2 or 3 times	Pro-Rated	Accelerated	Continued
	base pay, as	actual 2005	Share of 2006	Equity Awards	Participation
	applicable ($)	Non-Equity	Non-Equity	($) (2)	in Benefit
		Incentive	Incentive Plan		Plans ($)
		Plan	Payment
		Payment, as	($)(1)
		applicable
		($)
Mitchell Caplan	2,250,000	10,650,000	4,700,000	32,430,006	72,000	50,102,006
Jarrett Lilien	1,950,000	9,750,000	3,745,000	23,581,903	72,000	39,098,903
Robert Simmons	1,000,000	3,012,000	1,620,000	6,316,941	48,000	11,996,941
Dennis Webb	1,150,000	3,776,000	2,030,000	6,385,268	48,000	13,389,268
Arlen Gelbard	1,150,000	2,862,000	1,230,000	11,390,030	48,000	16,680,030

(1)	As discussed above, the value of the non-equity incentive plan payment is equal to the pro-rata value of the executive’s 2006 non-equity incentive plan payment. Because this scenario presumes the qualifying termination of employment occurred on December 31, 2006, the pro-rata value is 100 percent of the 2006 bonus payment.

(2)	As discussed above, the value of accelerated equity awards is measured as: (i) the difference between the fair market value of the stock ($22.42) and the exercise price multiplied by the number of all stock options that were unvested as of December 31, 2006; plus (ii) the fair market value of the stock ($22.42) multiplied by the number of shares of restricted stock that were unvested as of December 31, 2006.

     The qualifying termination of employment would also trigger the release of the amounts held in the deferred compensation accounts of Mr. Webb and Mr. Gelbard as described above. Mr. Webb and Mr. Gelbard may elect to receive the payments in annuities over a five, ten or fifteen year period.

Non-Compete and Non-Solicitation Arrangements

     In the event that an executive voluntarily resigns from his or her position in circumstances other than those described above, the employment agreements provide that for a period of one year following the date of termination the executive will not accept employment, or perform services as a consultant or independent contractor, for any of the following entities or their successors: Ameritrade Holding Corp. (now known as TD Ameritrade Holding Corporation), The Charles Schwab Corporation, Fidelity Investments, Scottrade, Inc. or TD Waterhouse Group, Inc. (now known as TD Ameritrade Holding Corporation). The non-compete agreements would not apply in the event of an involuntary termination of employment discussed above.

     Regardless of the circumstances of the termination of the executive’s employment, the employment agreements provide that for a period of one year after the date of the termination of employment, the executive shall not, either directly or indirectly, solicit the services, or attempt to solicit the services, of any employee of the Company to any other person or entity.

COMPENSATION COMMITTEE REPORT

     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Exchange Act of 1933, as amended, or the Exchange Act.

     The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy with management. Based on the above-mentioned review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis set forth in this proxy be included in this proxy statement.

     Submitted by Compensation Committee of the Board of Directors.

     C. Cathleen Raffaeli, Chair
     Daryl G. Brewster
     Ronald D. Fisher
     Michael K. Parks
     Stephen H. Willard

Compensation Committee Interlocks and Insider Participation

     In 2006, the Compensation Committee was comprised of Cathleen Raffaeli, Daryl Brewster, Ronald Fisher, Michael Parks and Stephen Willard. None of these individuals was at any time during 2006, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Policies and Procedures for Approval of Related Person Transactions

     In April 2007, the Board formally adopted a Policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The policy is available, without charge, from our Corporate Secretary and made available on our Internet website at www.etrade.com.

Certain Relationships and Related Transactions

     In the normal course of business, E*TRADE Clearing LLC ("E*TRADE Clearing"), a subsidiary of the Company, extends credit to the Company's principal officers and employees to finance their purchases of securities on margin. The Company formerly had a policy that allowed its directors to hold margin accounts, but changed that policy to eliminate such accounts. Margin loans to the Company's principal officers totaled approximately $6.3 million at December 31, 2006 and $5.3 million at December 31, 2005. These margin loans are made on the same terms and conditions as E*TRADE Clearing's loans to other non-affiliated customers and did not involve more than the normal risk of collectability or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the

Securities and Exchange Commission (the "SEC"). Officers, directors and beneficial owners of more than 10% of any class of the Company's equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

      Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2006, due to administrative issues, a Form 4 reporting the disposition of certain restricted stock for the payment of taxes upon vesting by Mr. Hayter was filed two days later than required. In addition, during 2005 the Company discovered that it had not disclosed certain arrangements made by R. Jarrett Lilien in 2000 with respect to a portion of his equity holdings in the Company. This arrangement was disclosed in a Form 5 filed on February 14, 2006 and amended on November 11, 2006 to reflect the proper number of shares (136,740) that were subject to the arrangement. Otherwise, all filing requirements under Section 16(a) applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

SHAREHOLDER PROPOSALS

      Shareholders may submit proposals intended to be included in the Company's Proxy Statement for next year's Annual Meeting of Shareholders no later than December 20, 2007. The proposal must be mailed to the Company's principal executive offices, 135 E. 57th Street, 31st Floor, New York, New York 10022, Attention: Corporate Secretary. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC. Under the terms of the Company's Bylaws, shareholders who intend to present an item of business at next year's Annual Meeting of Shareholders other than those they wish to include in the Company's proxy materials must provide notice of such business to the Corporate Secretary no earlier than November 18, 2007 and no later than December 18, 2007, as set forth more fully in the Bylaws.

AUDIT COMMITTEE REPORT

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

     In accordance with its written charter (a copy of which is attached hereto as Appendix A) as adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2006, the Audit Committee met eleven times, and the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Company's Chief Financial Officer and independent auditors prior to public release. The Audit Committee is entirely made up of independent directors as defined in the rules of NASDAQ. These independent directors meet in executive session with the Company's independent and internal auditors without management on at least a quarterly basis.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence, and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of internal audit examinations.

     The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2006, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of the independent auditors, and the Board concurred in such recommendation.

     Submitted by the Audit Committee of the Company's Board of Directors:

Michael K. Parks (Chair)
Daryl G. Brewster
Lewis E. Randall
Donna L. Weaver
Stephen H. Willard

FORM 10-K

     On March 1, 2007, the Company filed an Annual Report on Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission. Shareholders may obtain a copy of these reports without charge on its website or by writing to the Corporate Secretary, at the Company's principal offices located at 135 E. 57th Street, 31st Floor, New York, New York 10022.

OTHER MATTERS

     Management does not know of any matters to be presented at this Annual Meeting of Shareholders other than those set forth herein and in the Notice accompanying this Proxy Statement.

APPENDIX A: AUDIT COMMITTEE CHARTER

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

E*TRADE Financial Corporation
A Delaware corporation
(the "Company")
Audit Committee Charter

     This charter was adopted by the Board of Directors of the Company on January 22, 2003 and amended on February 13, 2007.

Purpose

     The Audit Committee (the "Committee") is created by the Board of Directors of the Company to serve as an independent and objective party to monitor the Company's financial reporting process and internal control system and to provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors.

     The Committee shall assist the Board in its oversight of:

  the integrity of the financial statements of the Company;

  the qualifications, independence and performance of the Company's independent auditor;

  the performance of the Company's internal audit function; and

  compliance by the Company with legal and regulatory requirements.

     The Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company's annual proxy statement.

Membership

     The Committee shall consist of at least three members, each of whom is "independent" according to the standards of the NASDAQ Stock Market and the Company (to the extent the Company maintains requirements that are more stringent). The Nominating and Corporate Governance Committee of the Company (the "Governance Committee") shall recommend nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members shall be appointed by the Board annually and may be removed by the Board at any time. The Board shall designate the Chair of the Committee.

Authority and Responsibilities

     In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is authorized to undertake, and has responsibility for, the following matters.

Independent Auditors

     The Committee has the sole authority to retain and terminate the independent auditors of the Company (subject, if applicable, to shareholder ratification), including sole authority to approve all audit engagement fees and terms and all non-audit services to be provided by the independent auditors. The Committee must pre-approve each such non-audit service to be provided by the Company's independent auditors. The Committee may consult with management in the decision making process, but may not delegate this authority to management. The Committee may, from time to time, delegate its authority to approve non-audit services on a preliminary basis to one or more

Committee members, provided that such designees present any such approvals to the full Committee at the next Committee meeting.

     The Committee shall review and approve the scope and staffing of the independent auditors' annual audit plan(s).

     The Committee shall evaluate the independent auditors' qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent auditors to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Committee shall:

•	obtain and review a report from the Company's independent auditors:

	o	describing the independent auditor's internal quality-control procedures;

	o	describing any material issues raised by (i) the most recent internal quality-control review or peer review of the independent auditor, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

	o	describing all relationships between the independent auditor and the Company; and

	o	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	evaluate the adequacy of the auditors' quality-control procedures and their compliance with such controls;

•	review and evaluate the senior members of the independent auditor team, particularly the lead audit partner;

•	consider whether the lead audit partner or the audit firm should be rotated in addition to the rotation of the lead audit or reviewing partner as required by law, so as to assure continuing auditor independence; and

•	obtain the opinion of management and the internal auditors of the independent auditor's performance.

     The Committee shall establish clear policies for the Company's hiring of employees or former employees of the independent auditors.

Internal Auditors

     At least annually, the Committee shall evaluate the performance, responsibilities, budget and staffing of the Company's internal audit function and review the annual internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company's internal audit function with the independent auditors. The primary function of the Internal Audit Department shall be to assist the Audit Committee in fulfilling its oversight responsibilities by reviewing, in detail and on an on-going, daily basis: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally.

     At least annually, the Committee shall evaluate the performance of the senior internal auditing executive.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

     The Committee shall review with management, the internal auditors and the independent auditor, in separate meetings if the Committee deems it appropriate:

  the annual audited financial statements, including the Company's disclosures under "Management's Discussion and Analysis and Analysis of Financial Condition and Results of Operations", prior to the filing of the Company's Form 10-K;

  the quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis and Analysis of Financial Condition and Results of Operations", prior to the filing of the Company's Form 10-Q;

  any analyses or reports prepared by management, the internal auditors and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

  the critical accounting policies and practices of the Company;

  the effect of regulatory and accounting initiatives (including any SEC investigations or proceedings) on the financial statements of the Company;

  the effect of off-balance sheet structures on the financial statements of the Company; and

  any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles.

     The Committee shall review, in conjunction with management, the Company's policies with respect to the Company's earnings press releases and all financial information, such as earnings guidance, provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made and paying particular attention to the use of "pro forma" or "adjusted" "non-GAAP" information.

     The Committee shall review periodically with the General Counsel, legal and regulatory matters that may have a material impact on the Company's financial statements, compliance policies and programs.

     The Committee shall, in conjunction with the CEO and CFO of the Company, periodically review the Company's internal controls (including computerized information system controls and security) and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

     The Committee shall review and discuss with the independent auditor any audit problem or difficulties and management's response thereto; including those matters required by Statement on Auditing Standards No. 61, including the following:

  any restrictions on the scope of the independent auditor's activities or access to requested information;

  any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise);

  any communications between the audit team and the audit firm's national office regarding auditing or accounting issues presented by the engagement;

  any management or internal control letter issued, or proposed to be issued, by the auditor; and

  any significant disagreements between the Company's management and the independent auditor.

     The Committee shall review the Company's policies and practices with respect to risk assessment and risk management, including discussing with management and the internal auditors the Company's major financial risk exposures and the steps that have been taken to monitor and control such exposures.

     The Committee shall establish and oversee procedures for:

  the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     The Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company's annual proxy statement.

Reporting to the Board

     The Committee shall report to the Board at least quarterly. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, the performance of the internal audit function and any other matters that the Committee deems appropriate or is requested to be included by the Board.

     At least annually, the Committee shall arrange for the independent auditors to be available to the full Board.

     At least annually, the Committee shall review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

     At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluation.

Procedures

     The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. Special meetings may be held from time to time pursuant to the call of the Chair of the Committee. The Chair of the Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings, shall set meeting agendas consistent with this charter and shall, when present, preside at the meetings of the Committee. In lieu of a meeting, the Committee may also act by unanimous written consent resolution. The Committee shall designate a person (who need not be a member of the Committee) to keep minutes of its meetings. The minutes shall be retained by the Corporate Secretary of the Company.

     At least quarterly, the Committee shall meet separately with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditor.

     The Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may request any officer or employee of the Company or the Company's outside counsel or independent auditor to meet with any members of, or advisors to, the Committee. The Committee may also meet with the Company's investment bankers or financial analysts who follow the Company.

     The Committee may, to the full extent permitted by applicable law and regulation, delegate its authority to subcommittees of the Committee when it deems appropriate and in the best interests of the Company.

Limitations Inherent in the Audit Committee's Role

     It is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditor. It is also not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditors or to assure compliance with laws and regulations and the Company's policies generally. Furthermore, it is the responsibility of the CEO and senior management to avoid and minimize the Company's exposure to risk, and while the Committee is responsible for reviewing with management the guidelines and policies to govern the process by which risk assessment and management is undertaken, it is not the sole body responsible.

END APPENDIX A

135 E. 57TH STREET NEW YORK, NY 10022
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If you would like to reduce the costs incurred by E*TRADE Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to E*TRADE Financial Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ETRAD1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
E*TRADE FINANCIAL CORPORATION

1.	Election of Directors.

1) Ronald D. Fisher
2) George A. Hayter
3) R. Jarrett Lilien
4) Donna L. Weaver

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐
		For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for fiscal year 2007.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1 AND 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NO. 2.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

COMMON STOCK

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 23, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George A. Hayter, Mitchell H. Caplan and Robert J. Simmons, and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of E*TRADE Financial Corporation, held of record by the undersigned on April 2, 2007 to the Annual Meeting of Shareholders of E*TRADE Financial Corporation to be held May 23, 2007, or at any postponement or adjournment thereof.

PLEASE SIGN EXACTLY AS YOUR NAME(S) IS (ARE) SHOWN ON THE SHARE CERTIFICATE TO WHICH THE PROXY APPLIES. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.